As filed with the Securities and Exchange Commission on May 28, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THOMAS WEISEL PARTNERS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3550472
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)
One Montgomery Street
San Francisco, California 94104
(415) 364-2500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mark P. Fisher
Thomas Weisel Partners Group, Inc.
One Montgomery Street
San Francisco, California 94104
(415) 364-2500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Scott D. Miller
Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
(650) 461-5600

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market and other conditions.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of each class of	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
securities to be registered	Registered(1)	Unit (2)	Price(2)	Registration Fee(3)
Common Stock, par value $0.01 per share	6,639,478 shares	$5.98	$39,704,078	$1,561

(1)	Represents up to 6,639,478 shares of common stock that may be issued upon exchange, retraction or redemption of 6,639,478 exchangeable shares that have been issued by a subsidiary of the registrant, TWP Acquisition Company (Canada), Inc. (“Canadian Sub”) or upon the liquidation, dissolution or winding up of Canadian Sub. Also includes, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee.

(3)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices for the common stock on The Nasdaq Global Market on May 20, 2008.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 28, 2008
Thomas Weisel Partners Group, Inc.
6,639,478 Shares
Common Stock
This prospectus relates to shares of common stock of Thomas Weisel Partners Group, Inc. that we may issue, from time to time, upon exchange, retraction or redemption of outstanding exchangeable shares (which we refer to as the “exchangeable shares”) of TWP Acquisition Company (Canada), Inc., an indirect Canadian subsidiary that we refer to in this prospectus as Canadian Sub, as well as certain liquidation or similar events involving Canadian Sub.
Because the shares of our common stock offered by this prospectus will be issued only in exchange for or upon retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Canadian Sub or any other distribution of Canadian Sub’s assets for the purpose of winding up its affairs, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.
Our common stock is listed on The Nasdaq Global Market under the symbol “TWPG”. The last reported sale price of the common stock on The Nasdaq Global Market on May 27, 2008 was $6.35 per share. Our common stock also is listed on the Toronto Stock Exchange under the symbol “TWP”.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 3.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is                ,2008.

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations to you other than the information contained in this prospectus. You must not rely on any information or representations not contained in this prospectus as if we had authorized it. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since that date by delivering this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.
Explanatory Note
     Unless otherwise stated or the context otherwise requires, references in this prospectus to “Thomas Weisel Partners”, “we”, “our” or “us” refer to Thomas Weisel Partners Group, Inc. and its direct and indirect subsidiaries. We entered into an arrangement agreement, dated as of September 30, 2007 with Canadian Sub, Westwind Capital Corporation, or Westwind, and Lionel Conacher, as shareholders’ representative, pursuant to which we indirectly acquired all of Westwind’s outstanding shares, with Westwind thereby becoming an indirect subsidiary of Thomas Weisel Partners. The transaction was carried out pursuant to the arrangement agreement and the plan of arrangement under Section 182 of the Ontario Business Corporations Act, or the OBCA, referred to in the arrangement agreement. Under the plan of arrangement, Canadian Sub acquired all of the outstanding Westwind common shares and Class A common shares in exchange for an aggregate of $45,000,000 in cash and 7,009,112 shares of Thomas Weisel Partners common stock (including exchangeable shares described below).
     Canadian Sub is an indirect subsidiary of Thomas Weisel Partners, and has outstanding a class of non-voting exchangeable shares, which we refer to as the “exchangeable shares” in this registration statement. Each exchangeable share is exchangeable for one share of our common stock and one share of our common stock will become issuable upon a redemption, retraction or exchange of each exchangeable share, or upon the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of Canadian Sub’s assets to its shareholders for the purpose of winding-up its affairs, in each case in accordance with the terms of the provisions governing the exchangeable shares. The registration statement of which this prospectus forms a part relates to shares of our common stock issuable upon redemption, retraction or exchange of

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exchangeable shares of Canadian Sub or upon the liquidation, dissolution or winding-up of Canadian Sub or any other distribution of Canadian Sub’s assets to its shareholders for the purpose of winding up its affairs.
Reporting Currencies and Accounting Principles
          The financial information regarding Westwind, including Westwind’s audited consolidated financial statements and the summaries of those consolidated financial statements, contained in this prospectus are reported in Canadian dollars, unless otherwise indicated, and have been prepared in accordance with Canadian generally accepted accounting principles, or Canadian GAAP, which (in the case of the consolidated financial statements of Westwind) conform in all material respects to U.S. generally accepted accounting principles, or U.S. GAAP. See Note 10 of the Westwind consolidated financial statements included in this prospectus.
          The financial information regarding Thomas Weisel Partners, including Thomas Weisel Partners’ audited consolidated financial statements, the summaries of those financial statements and Thomas Weisel Partners’ pro forma financial statements, contained or incorporated by reference in this prospectus are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP.
Exchange Rate Information
          The following table sets forth exchange rate information expressed in terms of U.S. dollars per Canadian dollar at the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

Year Ended December 31,	At Period End	Average Rate(1)	High	Low

2008 (through May 27)	1.0118	0.9958	1.0291	0.9714
2007	1.0120	0.9419	1.0908	0.8437
2006	0.8582	0.8847	0.9100	0.8528
2005	0.8579	0.8282	0.8690	0.7872
2004	0.8310	0.7719	0.8493	0.7158
2003	0.7738	0.7205	0.7738	0.6349

(1)	The average of the noon buying rates on the last day of each month during the period.
All dollar figures herein, other than financial information of Westwind, are in U.S. dollars unless otherwise indicated.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere or incorporated by reference in this prospectus. Before making an investment decision, you should read the entire prospectus carefully, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus.
Thomas Weisel Partners Group, Inc.
          We are an investment bank focused principally on growth companies and growth investors. We were founded in 1998 and initially capitalized through investments from our founding partners and more than 20 venture capital and private equity firms. On February 7, 2006, Thomas Weisel Partners Group, Inc., a Delaware corporation, succeeded to the business of Thomas Weisel Partners Group LLC and completed an initial public offering of its common stock.
          On January 2, 2008, we completed our acquisition of Westwind Capital Corporation, an independent, institutional investment bank focused on growth companies and growth investors, particularly in the energy and mining sectors. Subsequent to the acquisition of Westwind, we have 15 office locations and a global reach that spans five countries.
          We generate revenues by providing financial services that include investment banking, brokerage, research and asset management. We take a comprehensive approach in providing these services to growth companies. We are exposed to volatility and trends in the general securities market and the economy. Notwithstanding this exposure to volatility and trends, in order to provide value to our clients, we have made a long-term commitment to maintaining a substantial, full-service integrated business platform. As a result of this commitment, if business conditions result in decreases to our revenues, we may not experience corresponding decreases in the expense of operating our business.
          Our headquarters are located at One Montgomery Street, San Francisco, California 94104 and our telephone number is (415) 364-2500.

THE OFFERING

Issuer	Thomas Weisel Partners Group, Inc.

Securities Offered	Shares of our common stock

Nasdaq Global Market Symbol	Our common stock is listed on The Nasdaq Global Market under the symbol “TWPG.” Our common stock also is listed on the Toronto Stock Exchange under the symbol “TWP”.

Use of Proceeds	Because the shares of our common stock will be issued in exchange for or upon retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Canadian Sub or any other distribution of Canadian Sub’s assets for the purpose of winding up its affairs, we will not receive any cash proceeds from this offering.

Income Tax Considerations	See “Income Tax Considerations” for a summary of certain material Canadian and U.S. federal income tax consequences relating to the exchangeable shares.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of our common stock being offered by us in this prospectus.

RISK FACTORS
          You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. If any of the events or developments described below actually occurred, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock would likely decline, and you could lose all or part of your investment in our common stock.
Risks Related to Our Business
We focus principally on specific sectors of the economy, and a deterioration in the business environment in these sectors generally or decline in the market for securities of companies within these sectors could materially adversely affect our businesses.
          We focus principally on the technology, healthcare, consumer, energy and mining sectors of the economy. Therefore, volatility in the business environment in these sectors generally, or in the market for securities of companies within these sectors particularly, could substantially affect our financial results and the market value of our common stock. The business environment for companies in these sectors can experience substantial volatility, and our financial results may consequently be subject to significant variations from year to year. The market for securities in each of our focus sectors may also be subject to industry-specific risks. For example, changes in policies by the United States Food and Drug Administration may affect the market for securities of biotechnology and healthcare companies and volatility in the commodities markets may affect the market for securities of energy or mining companies that operate in the affected markets. Underwriting transactions, strategic advisory engagements and related trading activities in our focus sectors represent a significant portion of our businesses. This concentration exposes us to the risk of substantial declines in revenues in the event of downturns in these sectors of the economy.
          Any future downturns in our focus sectors could materially adversely affect our business and results of operations.
Our financial results may fluctuate substantially from period to period, which may impair our stock price.
          We have experienced, and expect to experience in the future, significant periodic variations in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s acquisition transaction may be delayed or terminated because of a failure to agree upon final terms with the counterparty, failure to obtain necessary regulatory consents or board or shareholder approvals, failure to secure necessary financing, adverse market conditions or unexpected financial or other problems in the client’s or counterparty’s business. If the parties fail to complete a transaction on which we are advising or an offering in which we are participating, we will earn little or no revenue from the transaction. This risk may be intensified by our focus on growth companies in the technology, healthcare, consumer, energy and mining sectors, as the market for securities of many of these companies has experienced significant variations in the number and size of equity offerings. Recently, more companies initiating the process of an initial public offering are simultaneously exploring merger and acquisition opportunities. If we are not engaged as a strategic advisor in any such dual-tracked process, our investment banking revenues would be adversely affected in the event that an initial public offering is not consummated.
          In addition, our investments and warrants we receive from time to time as compensation for investment banking services are adjusted to fair value in accordance with U.S. generally accepted accounting principles at the end of each quarter, which could increase the volatility of our quarterly earnings.
          As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect our stock price.
Our ability to retain our professionals and recruit additional professionals is critical to the success of our business, and our failure to do so may materially adversely affect our reputation, business and results of operations.
          Our ability to obtain and successfully execute our business depends upon the personal reputation, judgment, business generation capabilities and project execution skills of our senior professionals, particularly Thomas W. Weisel, our founder, Chairman and Chief Executive Officer, Lionel F. Conacher, our President and Chief Operating Officer, and the other members of our Executive Committee. Our senior professionals’ personal reputations and relationships with our clients are a critical element in obtaining and executing client engagements. We encounter intense competition for qualified employees from other companies in the investment banking industry as well as from businesses outside the investment banking industry, such as investment advisory firms, hedge funds, private equity funds and venture capital funds. From time to time, we have experienced losses of investment banking, brokerage, research and other professionals, and losses of our key personnel may occur in the future. For example, during 2007 we experienced the departures of Blake J. Jorgensen and Robert W. Kitts, who were our Co-Directors of Investment Banking and members of our Executive Committee at the beginning of 2007. In addition, since January 1, 2008, two other officers who were members of our Executive Committee at the beginning of 2007, David A. Baylor, our former Chief Financial Officer, and Stephen J. Buell, our former Director of Research, have also left Thomas Weisel Partners to pursue other opportunities. The departure or other loss of Mr. Weisel, Mr. Conacher, any other member of our Executive Committee or any other senior professional who manages substantial client relationships and possesses substantial experience and expertise, could impair our ability to secure or successfully complete engagements, protect our market share or retain assets under management, each of which, in turn, could materially adversely affect our business and results of operations. Certain of our investment funds may be subject to key man provisions which, upon the departure or other loss of some or all of the investment professionals managing the fund, may permit the investors in the fund to dissolve the fund or may result in a reduction of the management fees paid with respect to the investment fund.
          In connection with our initial public offering and our conversion to corporate form, many of our professionals received substantial amounts of common stock in exchange for their membership interests. Ownership of, and the ability to realize equity value from, our common stock, unlike that of membership interests in Thomas Weisel Partners Group LLC (the predecessor to Thomas Weisel Partners Group, Inc.), does not depend upon continued employment and our professionals are not restricted from leaving us by the potential loss of the value of their ownership interests. Similarly, in connection with our acquisition of Westwind, many of the Westwind professionals received substantial amounts of common stock (or exchangeable shares) in consideration of their ownership interests in Westwind. Ownership of, and the ability to realize equity value from our common stock (or exchangeable shares), unlike that of ownership interests in Westwind, does not depend on continued employment and these professionals are not restricted from leaving us by potential loss of the value of their ownership interests. These shares of common stock (and exchangeable shares) are subject to certain restrictions on transfer and a portion are pledged to secure liquidated damages obligations to us as set forth in the Partners’ Equity Agreement and the Westwind Capital Corporation Shareholders’ Equity Agreement, each of which has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. However, these agreements will survive for only a limited period and will permit any professional that is party thereto to leave us without losing any of their shares of common stock (or exchangeable shares) if they comply with these agreements, and, in some cases, compliance with these agreements may also be waived. Consequently, the steps we have taken to encourage the continued service of these individuals after our initial public offering may not be effective.
          In connection with our acquisition of Westwind, any management disruption or difficulties in integrating Thomas Weisel Partners’ and Westwind’s professionals could result in a loss of clients and customers or revenues from clients and customers and could significantly affect our business and results of operations. The success of the Westwind transaction depends in part on our ability to retain our personnel, including personnel formerly employed by Westwind. It is possible that these employees might decide not to remain with us as we continue to integrate the companies. If key employees terminate their employment, or insufficient numbers of employees are retained to maintain effective operations, our business activities might be adversely affected, management’s attention might be diverted from successfully continuing to integrate Westwind’s operations to hiring suitable replacements, and our business might suffer.
          If any of our professionals were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. The compensation arrangements, non-competition agreements and lock-up agreements we have entered into with certain of our professionals may not prove effective in preventing them from resigning to join our competitors and the non-competition agreements may not be upheld if we were to seek to enforce our rights under these agreements.

          If we are unable to retain our professionals or recruit additional professionals, our reputation, business, results of operations and financial condition may be materially adversely affected.
Our efforts to limit compensation and benefits expense may hinder our ability to retain our professionals and recruit additional professionals.
     In connection with our initial public offering, we announced that we intended to target aggregate annual compensation and benefits expense (excluding expenses relating to equity awards made in connection with our initial public offering) within the range of 55% to 58% of annual net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities). Our compensation and benefits expense (excluding expenses relating to share-based awards made in connection with our initial public offering and excluding the one-time compensation expense in the fourth quarter of 2007 attributable to the acceleration of the payment of 2008 mid-year retention bonuses and certain severance expenses, each of which were related to the integration of Westwind), as a percentage of net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities) was 58% for the year ended December 31, 2007. Including the one-time compensation expense in the fourth quarter discussed above, our compensation and benefits expense (excluding expenses relating to equity awards made in connection with our initial public offering), as a percentage of net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities) was 67% for the year ended December 31, 2007. We do not intend to have a target ratio of aggregate annual compensation and benefits expense to net revenues in 2008 and subsequent years.
     Competitive pressures may require that our compensation and benefits expense as a percentage of net revenues increase in order to retain our professionals and recruit additional professionals. Further, new business initiatives and efforts to expand existing businesses generally require that we incur compensation and benefits expense before realizing associated additional revenues. Additionally, we have granted equity awards in connection with our IPO and as part of our compensation and hiring process, the full expense of which is recognized pro rata over a three- or four-year vesting period. The future expense associated with these grants and grants in 2008 and thereafter could result in an increase to our ratio of compensation and benefits expense to net revenues in 2008 and subsequent years.
     The following table represents the amount of compensation expense we have recorded during the years ended December 31, 2007 and 2006, as well as compensation expense we expect to record in future years for share-based awards granted through March 31, 2008 (amounts in thousands):

Year Expense is	Year of Grant
Recorded	2006	2007	2008(1)	Total
2006	$7,250	$—	$—	$7,250
2007	6,827	4,073	—	10,900
2008	7,458	5,019	3,461	15,938
2009	1,425	5,019	3,876	10,320
Thereafter	568	5,974	8,169	14,711

Total	$23,528	$20,085	$15,506	$59,119

(1)	Includes share-based awards granted through March 31, 2008.

Pricing and other competitive pressures may impair the revenues and profitability of our brokerage business.
          We derive a significant portion of our revenues from our brokerage business. Along with other brokerage firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through other alternative trading systems has increased the pressure on trading commissions, volume and spreads and has required us to make investments in our brokerage business in order to compete. We expect this trend toward alternative trading systems to continue. We believe we may experience competitive pressures in these and other areas as some of our competitors seek to obtain market share by competing on the basis of price. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to brokerage clients in order to win their trading business. As we are committed to maintaining our comprehensive research coverage to support our brokerage business, we may be required to make substantial investments in our research capabilities. If we are unable to compete effectively with our competitors in these areas, brokerage revenues may decline and our business, financial condition and results of operations may be adversely affected.
Difficult market conditions could adversely affect our business in many ways.
          Difficult market and economic conditions and geopolitical uncertainties have in the past adversely affected and may in the future adversely affect our business and profitability in many ways. Weakness in equity markets and diminished trading volume of securities could adversely impact our brokerage business. Industry-wide declines in the size and number of underwritings and mergers and acquisitions transactions also would likely have an adverse effect on our revenues. In addition, reductions in the trading prices for equity securities also tend to reduce the deal value of investment banking transactions, such as underwritings and mergers and acquisitions transactions, which in turn may reduce the fees we earn from these transactions. Also, difficult market conditions would likely decrease the value of assets under management in our asset management and private client business, which would decrease the amount of asset-based fees we receive, and may also affect our ability to attract additional, or retain existing, assets under management within these businesses. As we may be unable to reduce expenses correspondingly, our profits and profit margins may decline.
          As an investment bank focused principally on the growth sectors of the economy, we depend significantly on transactions by venture capital-backed companies for sources of revenues and potential business opportunities. To the extent venture capital investment activities slow down due to difficult market conditions or otherwise, our business, financial condition and results of operations may be adversely affected. In addition, as we are headquartered in California and a substantial percentage of our growth company clients are located in California, a natural disaster or a regional economic downturn in California could harm our business even when the market conditions elsewhere are not affected. With respect to the energy and mining sectors, any prolonged, substantial reduction in commodity prices may affect the activity levels of companies in those sectors and the consequent demand for our products and services from those companies.
          Adverse market or economic conditions or a slowdown of activity in the sectors in which the portfolio companies of our investment funds operate could have an adverse effect on the earnings of those portfolio companies, and therefore, our earnings.
We face strong competition from larger firms.
          The brokerage, investment banking and asset management industries are intensely competitive, and we expect them to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities and past performance of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition with respect to our brokerage business, including large block trades, spreads and trading commissions, as well as competition due to the increased use of commission sharing arrangements. Pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and multiple financial advisors handling transactions, have continued and could adversely affect our revenues, even during periods where the volume and number of investment banking transactions are increasing. Competitive factors with respect to our asset management activities include the amount of firm capital we can invest in new products and our ability to increase assets under management, including our ability to attract capital for new investment funds. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price.
          We are a relatively small investment bank with approximately 630 employees as of May 23, 2008 and net revenues of $289.0 million in 2007. Many of our competitors in the brokerage, investment banking and asset management industries have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the brokerage, investment banking and asset management industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.
          The scale of our competitors has increased over time as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market.

          If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.
We have incurred losses and may incur losses in the future.
          We have incurred losses in the recent past. We recorded net losses of $57.9 million for the year ended December 31, 2002 and $7.1 million for the year ended December 31, 2005. We also recorded net losses in the first quarter of 2008 and in certain quarters within 2007 (including the third and fourth quarters of 2007) and other past fiscal years. We may incur losses in any of our future periods. If we are unable to finance future losses, those losses may have a significant effect on our liquidity as well as our ability to operate.
          In addition, we may incur significant expenses in connection with initiating new business activities or in connection with any expansion of our underwriting, brokerage or asset management businesses. We may also engage in strategic acquisitions and investments for which we may incur significant expenses. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.
Our capital markets and strategic advisory engagements are singular in nature and do not generally provide for subsequent engagements.
          Our strategy is to take a lifecycle approach in providing investment banking services to our clients, however, our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements and generate fees from the successful completion of these transactions, our business and results of operations would likely be adversely affected.
A significant portion of our brokerage revenues are generated from a relatively small number of institutional clients.
          A significant portion of our brokerage revenues are generated from a relatively small number of institutional clients. For example, in 2007 we generated 22% of our brokerage revenues, or approximately 9% of our net revenues, from our ten largest brokerage clients. Similarly, in 2006 we generated 26% of our brokerage revenues, or approximately 12% of our net revenues, from our ten largest brokerage clients. If any of our key clients departs or reduces its business with us and we fail to attract new clients that are capable of generating significant trading volumes, our business and results of operations will be adversely affected.

Poor investment performance, pricing pressure and other competitive factors may reduce our asset management revenues or result in losses.
          As part of our strategy, we are investing in the expansion of our asset management business. Our revenues from this business are primarily derived from management fees which are based on committed capital and/or assets under management and incentive fees, which are earned if the return of our investment funds exceeds certain threshold returns. Our ability to maintain or increase assets under management is subject to a number of factors, including investors’ perception of our past performance, market or economic conditions, competition from other fund managers and our ability to negotiate terms with major investors.
          Investment performance is one of the most important factors in retaining existing clients and competing for new asset management and private equity business and our historical performance may not be indicative of future results. Poor investment performance and other competitive factors could reduce our revenues and impair our growth in many ways:
•	existing clients may withdraw funds from our asset management business in favor of better performing products;

•	our incentive fees could decline or be eliminated entirely;

•	firms with which we have business relationships may terminate these relationships with us;

•	our capital investments in our investment funds or the seed capital we have committed to new asset management products may diminish in value or may be lost; and

•	our key employees in the business may depart, whether to join a competitor or otherwise.
          Our investment funds include gains and losses that have not yet been realized through sales or other transactions. The ultimate realization of these gains and losses will depend on whether these funds achieve satisfactory investment performance. These unrealized gains and losses are recognized in our results of operations because these investments are accounted for in accordance with GAAP using the fair value method based on the percentage interest in the underlying partnerships. The underlying investments held by such partnerships are valued based on quoted market prices, or estimated fair value if there is no public market. Due to the inherent uncertainty of valuation, fair values of these non-marketable investments may differ from the values that would have been used had a ready market existed for these investments, which differences could be material, and these differences may result in increased volatility in our asset management revenues.
          To the extent our future investment performance is perceived to be poor in either relative or absolute terms, our asset management revenues will likely be reduced and our ability to raise new funds will likely be impaired. Even when market conditions are generally favorable, our investment performance may be adversely affected by our investment style and the particular investments that we make.

          In addition, over the past several years, the size and number of investment funds, including exchange-traded funds, hedge funds and private equity funds, has continued to increase. If this trend continues, it is possible that it will become increasingly difficult for us to raise capital for new investment funds or price competition may mean that we are unable to maintain our current fee structure. We have historically competed primarily on the performance of our investment funds and other asset management products and services, and not on the level of our fees relative to those of our competitors. However, there is a risk that fees in the asset management industry will decline, without regard to the historical performance of a manager, including our historical performance. Fee reductions on our existing or future investment funds and other asset management products and services, without corresponding decreases in our cost structure, would adversely affect our revenues and results of operations.
Increases in capital commitments in our trading, underwriting and other businesses increase the potential for significant losses.
          The trend in capital markets is toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to attract clients, investment banks are increasingly committing capital to purchase large blocks of stock from publicly-traded issuers or their significant shareholders, instead of the more traditional marketed underwriting process, in which marketing is typically completed before an investment bank commits capital to purchase securities for resale. We have participated in this trend and expect to continue to do so. As a result, we will be subject to increased risk as we commit greater amounts of capital to facilitate primarily client-driven business. Furthermore, we may suffer losses even when economic and market conditions are generally favorable for others in the industry.
          We may enter into large transactions in which we commit our own capital as part of our trading business. The number and size of these large transactions may materially affect our results of operations in a given period. We may also incur significant losses from our trading activities due to market fluctuations and volatility from quarter to quarter. We maintain trading positions in the fixed income and equity markets to facilitate client trading activities, and, at times, these positions can be large and concentrated in a single issuer. In addition, our convertible debt trading group maintains proprietary trading positions. To the extent that we own assets, i.e., have long positions, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent that we have sold assets we do not own, i.e., have short positions, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market.
          We also commit capital to investment funds we sponsor and utilize our own funds as seed capital for new products and services in our asset management business. These investments may diminish in value or may be lost entirely if market conditions are not favorable.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.
          Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients’ and counterparties’ willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.
          Our asset management business is also subject to liquidity risk due to investments in high-risk, illiquid assets. We have made substantial principal investments in our investment funds and may make additional investments in future funds, which often invest in securities that are not publicly traded. There is a significant risk that we may be unable to realize our investment objectives by sale or other disposition at attractive prices or may otherwise be unable to complete any exit strategy. In particular, these risks could arise from changes in the financial condition or prospects of the portfolio companies in which investments are made, changes in national or international economic conditions or changes in laws, regulations, fiscal policies or political conditions of countries in which investments are made. It takes a substantial period of time to identify attractive investment opportunities and then to realize the cash value of our investments through resale. Even if an investment proves to be profitable, it may be several years or longer before any profits can be realized in cash.
          We have several broker-dealer subsidiaries in several different jurisdictions which are each subject to the capital requirements of the relevant governmental and self-regulatory authorities in those jurisdictions. For example, Thomas Weisel Partners LLC, our largest broker-dealer subsidiary, is subject to the net capital requirements of the Securities and Exchange Commission (“SEC”) and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. Any failure to comply with these net capital requirements could impair our ability to conduct our core business as a brokerage firm. Furthermore, Thomas Weisel Partners LLC and our other broker-dealer subsidiaries are subject to laws and regulations that authorize regulatory bodies to block or reduce the flow of funds from them to Thomas Weisel Partners Group, Inc. As a holding company, Thomas Weisel Partners Group, Inc. depends on distributions and other payments from its subsidiaries to fund all payments on its obligations, including debt obligations. As a result, regulatory actions could impede access to funds that Thomas Weisel Partners Group, Inc. needs to make payments on obligations, including debt obligations.
Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk.
          Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

          Among other risks, we are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. As a clearing member firm, we finance our customer positions and could be held responsible for the defaults or misconduct of our customers. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. Also, risk management policies and procedures that we utilize with respect to investing our own funds or committing our capital with respect to investment banking, trading activities or asset management activities may not protect us or mitigate our risks from those activities. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.
Our operations and infrastructure may malfunction or fail.
          Our businesses are highly dependent on our ability to process, on a daily basis, a large number of increasingly complex transactions across diverse markets. Our financial, accounting or other data processing systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our offices. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses. If any of these systems do not operate properly or are disabled, if we experience difficulties in conforming these systems to changes in law or regulation or changes in our business activities or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, disruption of our businesses, liability to clients, regulatory intervention or reputational damage.
          We also face the risk of operational failure of any of our clearing agents, the exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure could adversely affect our ability to effect transactions and to manage our exposure to risk. In addition, our continuing integration of Westwind will require operational and systems changes. If the implementation of these changes results in operational failures or disruptions, it could adversely affect our ability to effect transactions and impact our results of operations.
          In addition, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which we are located. This may include a disruption due to transitioning from one third-party service provider to another or due to a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business, whether due to fire, other natural disaster, power or communications failure, act of terrorism or war or otherwise. Nearly all of our employees in our primary locations, including San Francisco, New York, Toronto, London and Boston, work in close proximity to each other. If a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to service and interact with our clients may suffer and we may not be able to implement successfully contingency plans that depend on communication or travel. Insurance policies to mitigate these risks may not be available or may be more expensive than the perceived benefit. Further, any insurance that we may purchase to mitigate certain of these risks may not cover our loss.
          Our operations also rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.
Strategic investments or acquisitions and joint ventures may result in additional risks and uncertainties in our business.
          We intend to grow our business through both internal expansion and through strategic investments, acquisitions or joint ventures. To the extent we make strategic investments or acquisitions or enter into joint ventures, we face numerous risks and uncertainties combining or integrating businesses, including integrating relationships with customers, business partners and internal data processing systems. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and our joint venture partners may negatively impact our businesses.
          Our recent acquisition of Westwind and any future acquisitions or joint ventures could entail a number of risks, including problems with the effective integration of operations, the inability to maintain key pre-acquisition business relationships, the inability to retain key employees, increased operating costs, exposure to unanticipated liabilities, risks of misconduct by employees not subject to our control, difficulties in realizing projected efficiencies, synergies and cost savings, and exposure to new or unknown liabilities.
          Any future growth of our business may require significant resources and/or result in significant unanticipated losses, costs or liabilities. In addition, expansions, acquisitions or joint ventures may require significant managerial attention, which may be diverted from our other operations.

Our international activities are subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country.
          In 2007, we expanded our international operations through the opening of our Zurich, Switzerland office, and we recently completed our acquisition of Westwind Partners, which resulted in our acquisition of operations and offices in Canada and the expansion of our operations in London, England. In connection with our business activities in Canada, England, Switzerland and India, and to the extent that we pursue other business opportunities outside the United States, we will be subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. We are also subject to the enhanced risk that transactions we structure might not be legally enforceable in the relevant jurisdictions. Westwind’s business is conducted and its revenues are substantially derived from activities outside of the United States. Accordingly, following our acquisition of Westwind, our exposure to risks relating to international operations have increased significantly.
As we expand our international operations, we will increase our exposure to foreign currency risk.
          As a result of the expanded international operations, we hold assets, incur liabilities, earn revenues and pay expenses in foreign currencies, including the Canadian dollar, the Swiss franc and the pound sterling. Because our financial statements will continue to be presented in U.S. dollars, we will be required to translate assets, liabilities, income and expenses that relate to our international operations and that are denominated in foreign currencies into U.S. dollars at the then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus the various foreign currencies will affect the value of these items in our financial statements, even if their value has not changed in such foreign currencies. As a result, our financial results could be more volatile as a result of our international operations. Although we may enter into transactions to hedge portions of this foreign currency translation exposure, we will not be able to eliminate this exposure.
Thomas Weisel Partners may experience difficulties, significant additional expenses, unexpected costs and delays as we continue to integrate our business, business model and culture with those of the former Westwind Capital Corporation and the combined company may not realize synergies, efficiencies or cost savings.
          Prior to the completion of the acquisition of Westwind, Thomas Weisel Partners and Westwind operated independently. The success of the combined company following the completion of the transaction may depend in large part on the ability to integrate the two companies’ businesses, business models and cultures. As we continue the integration of

Thomas Weisel Partners and Westwind, we may experience difficulties, unanticipated costs and delays. The challenges involved in the continued integration include:
•	the necessity of coordinating geographically disparate organizations that employ a significant number of employees and addressing possible differences in corporate and regional cultures and management philosophies;

•	integrating and retaining personnel from different companies while maintaining focus on providing consistent, high-quality client service;

•	integrating information technology systems and resources;

•	unforeseen expenses or delays associated with the transaction;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention to the transaction and subsequent integration; and

•	meeting the expectations of clients with respect to the integration.
          As we continue the integration, we expect to incur significant additional expenses in connection with the integration of the two businesses, including integrating personnel, geographically diverse operations, information technology systems, customers and strategic partners of each company.
          We have made and expect to continue making changes to certain aspects of Westwind’s operations to integrate Westwind’s operations with those of Thomas Weisel Partners. For example, we have made changes to the way in which Westwind’s research professionals interact with its investment banking professionals to conform to Thomas Weisel Partners’ policies and procedures in this regard. In addition, we expect that Westwind’s combination with a larger firm could affect its existing client relationships or its ability to enter into new client relationships. Any changes that we have made or will make to Westwind’s operations, in addition to the fact that Westwind is now part of a larger organization, could disrupt Westwind’s business and client relationships and could substantially affect our ability to achieve the expected benefits of the transaction and our business and results of operations.
          The integration of certain operations, in particular regarding the two companies’ research and brokerage businesses, following the transaction will continue to take time and will require the dedication of significant management resources, which may temporarily distract management’s attention from the routine business of the combined company. The acquisition of Westwind represented our first significant acquisition as a public company. Employee uncertainty and lack of focus as we continue the integration process may also disrupt the business of the combined company.
          It is possible that the continuation of the integration process could result in the loss of key employees, diversion of the combined company’s management’s attention, the disruption or interruption of, or the loss of momentum in, the combined company’s ongoing business or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with clients and employees, our ability to achieve the anticipated benefits of the transaction, or otherwise adversely affect the business and financial results of the combined company. In addition, the integration process may strain the combined company’s financial and managerial controls and reporting systems and procedures. This may result in the diversion of management and financial resources from the combined company’s core business objectives.
          Even if Thomas Weisel Partners and Westwind are able to integrate such businesses and operations successfully, there can be no assurance that this integration will result in any synergies, efficiencies or cost savings or that any of these benefits will be achieved within a specific time frame.
Evaluation of our prospects may be more difficult in light of our limited operating history.
          Our company was formed in 1998 and we have a limited operating history upon which to evaluate our business and prospects. In addition we recently acquired Westwind, which was formed in 2002 and which also has a limited operating history. As a relatively young enterprise, we are subject to the risks and uncertainties that face a company during its formative development. Some of these risks and uncertainties relate to our ability to attract and retain clients on a cost-effective basis, expand and enhance our service offerings, raise additional capital and respond to competitive market conditions. We may not be able to address these risks adequately, and our failure to do so may adversely affect our business and the value of an investment in our common stock.
We could be subject to unknown liabilities of Westwind, which could cause us to incur substantial financial obligations and harm our business.
          Although the former Westwind shareholders are required to indemnify us for certain breaches of representations and warranties made in the arrangement agreement governing our acquisition of Westwind, the shareholders’ obligation is subject to monetary and time limitations. In addition, if we are entitled to indemnification by the former Westwind shareholders, it may be costly to enforce those rights and/or we may not be successful in collecting amounts we are entitled to. If there are liabilities of Westwind of which we are not aware, we may have little or no recourse against the former Westwind shareholders and may be obligated to bear the costs of those liabilities. In addition, many of the former Westwind shareholders will continue as employees of the combined company following closing of the transaction. Accordingly, if an indemnifiable claim does arise, we may need to weigh the need to be indemnified for that claim against the potential employee distraction or damage to employee relations that may result if we were to seek recourse for that claim.
As a result of the acquisition of Westwind, we are subject to additional risks relating to Westwind’s business.
          As a result of the acquisition of Westwind, we are subject to the risks relating to Westwind’s business. Because the risks and uncertainties facing us may differ from those that faced Westwind, the market price, results of operations and financial condition of the combined company may be affected by risks and uncertainties different from those affecting us prior to the acquisition. These risks include the following:
•	Westwind’s focus on specific sectors of the economy — Westwind’s investment banking business focused principally on the mining and energy sectors of the economy. As a result of the acquisition of Westwind, the combined company’s business has more exposure to these sectors than Thomas Weisel Partners’ business had prior to the transaction. Volatility in the business environment in these sectors generally, including the related commodities markets, or in the market for securities of companies within these sectors, could substantially affect our business and results of operations.

•	Westwind’s focus on Canada — Westwind generated a substantial majority of its revenues from Canadian-based clients. As a result, Westwind’s business and results of operations was highly dependent on the strength of the Canadian economy. As a result of the acquisition of Westwind, we expect that a significant portion of the combined company’s business will be derived from Canadian-based clients. Accordingly, our business will be affected by changes in the Canadian economy and investment activity in Canada. To the extent that we experience a decline in business in Canada, due to unfavorable conditions in the Canadian economy or otherwise, we may not be able to offset these declines by increases in other aspects of our business and our financial results could suffer.
An impairment in the carrying value of goodwill could negatively effect our consolidated statements of financial position, results of operations and cash flows.
          Under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, we are required to evaluate goodwill to determine whether it is impaired under the guidelines of the standard. Accordingly, we will test the value of our goodwill for impairment at least annually and, under certain circumstances, we may be required to recognize an impairment charge. While we believe our estimates and judgments about future cash flows are reasonable, future impairment charges may be required if the cash flow estimates, as projected, do not occur or if events change requiring us to revise our estimates, and thereby result in non-cash charges to our earnings in the period in which we make the adjustment.
          As of March 31, 2008, we had $95.8 million of goodwill related to our acquisition of Westwind. While we believe such goodwill is not impaired, materially different assumptions regarding future performance of our businesses could result in significant impairment losses in the future.
Risks Related to Our Industry
Risks associated with regulatory impact on capital markets.
          Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC and the Financial Industry Regulatory Authority (“FINRA”) to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules imposed by self-regulatory organizations have diverted many companies’ attention away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that are or are planning to be public are incurring significant expenses in complying with the SEC and accounting standards relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes or changes in laws and regulations governing brokerage and research activities, may have an adverse effect on our business.
Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.
          Firms in the financial services industry have been operating in a difficult regulatory environment. The U.S. financial services industry has experienced increased scrutiny from a variety of regulators, including the SEC, FINRA and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, we could be fined, prohibited from engaging in some of our business activities or subject to limitations or conditions on our business activities. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.
          In addition, financial services firms are subject to numerous conflicts of interest or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms. Several securities firms in the United States, including our wholly-owned U.S. broker-dealer subsidiary, Thomas Weisel Partners LLC, reached a global settlement in 2003 and 2004 with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into equity research analysts’ alleged conflicts of interest. Under this settlement, the firms have been subject to certain restrictions and undertakings, which have imposed additional costs and limitations on the conduct of our businesses. Potential civil lawsuits implicating investment research analysts’ conflicts of interest were not settled as part of the global settlement. The global settlements also did not resolve potential charges involving individual employees, including supervisors, and regulatory investigations are continuing. Our total potential liability in respect of such civil cases cannot be reasonably estimated but could be material to our results of operations.
          Financial service companies have experienced a number of highly publicized regulatory inquiries concerning market timing, late trading and other activities that focus on the mutual fund industry. These inquiries have resulted in increased scrutiny within the industry and new rules and regulations for mutual funds, investment advisers and broker-dealers. Although we do not act as an investment adviser to mutual funds, the regulatory scrutiny and rulemaking initiatives may result in an increase in operational and compliance costs or the assessment of significant fines or penalties against our business, and may otherwise limit our ability to engage in certain activities.
Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.
          We face significant legal risks in our businesses, and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things. These risks often may be difficult to assess or quantify, and their existence and magnitude often remain unknown for substantial periods of time.
          Our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including shareholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. For example, an indemnity from a client that subsequently is placed into bankruptcy is likely to be of little value to us in limiting our exposure to claims relating to that client. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.
Employee misconduct could harm us and is difficult to detect and deter.
          There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees.
Risks Related to Ownership of Our Common Stock
Taken together, a significant percentage of our outstanding common stock and shares exchangeable for common stock is owned or controlled by our senior professionals and other employees and their interests may differ from those of other shareholders.
          Our senior professionals and other employees collectively own more than 40%of the total shares of common stock outstanding (including exchangeable shares). Our Chief Executive Officer, Thomas W. Weisel, beneficially owns approximately 7.8% of our common stock and our President and Chief Operating Officer, Lionel F. Conacher, beneficially owns approximately 5.0% of our common stock (including exchangeable shares). Mr. Weisel and Mr. Conacher, together with the other members of our Executive Committee, collectively own approximately 16.2% of our common stock (including exchangeable shares). As a result of these shareholdings, our senior professionals and employees are effectively able to elect our entire board of directors, control our management and policies, in general, determine without the consent of the other stockholders the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets. Our employees are effectively able to prevent or cause a change in control of us. These actions may be taken even if other shareholders oppose them.
Provisions of our organizational documents may discourage an acquisition of us.
          Our organizational documents contain provisions that will impede the removal of directors and may discourage a third party from making a proposal to acquire us. For example, our board of directors may, without the consent of shareholders, issue preferred stock with greater voting rights than our common stock. If a change of control or change in management that shareholders might otherwise consider to be favorable is prevented or delayed, the market price of our common stock could decline.
Future sales of our common stock could cause our stock price to decline and the trading volume of our common stock may be volatile.
          Sales of substantial amounts of common stock by our senior professionals, employees and other shareholders, or the possibility of such sales, may adversely affect the price of our common stock, may impede our ability to raise capital through the issuance of equity securities, and may cause trading volume in our common stock to be volatile.
          As of May 27, 2008, there were approximately 31.3 million shares of our common stock outstanding, including approximately 6.6 million exchangeable shares of TWP Acquisition Company (Canada) Inc., one of our wholly-owned subsidiaries. Each exchangeable share is exchangeable at any time into common stock of the registrant on a one-for-one basis, entitles the holder to dividend and other rights economically equivalent to those of the common stock, and through a voting trust, votes at our stockholder meetings.
          Of these shares, up to approximately one half are freely transferable without restriction or further registration under the Securities Act of 1933 or pursuant to an exemption from registration under Rule 144. Subject to certain exceptions, the remaining approximately one half of these shares of common stock and shares exchangeable for common stock will be available for future sale upon the expiration or the waiver of transfer restrictions or in accordance with registration rights. In addition, since we became a public company we have granted (and will continue to grant in the future) equity awards to our employees that began to vest and become deliverable in 2007. Upon vesting and delivery of the shares of common stock underlying these awards many employees may decide to sell all or a portion of their shares in the public markets and these sales may happen at or around the same time due to similar vesting dates or due to the limited periods of time (trading windows) when we allow our employees to trade our common stock. These factors may affect both the price of our common stock and the volume of shares traded. For further information refer to the “Securities Authorized for Issuance under Equity Compensation Plans” within Item 5 — “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
The market price of our common stock may decline.
          The price of our common stock may fluctuate widely, depending upon many factors, including our perceived prospects and those of the financial services industry in general, differences between our actual financial and operating results and those expected by investors, changes in general economic or market conditions, broad market fluctuations and failure to be covered by securities analysts. Declines in the price of our stock may adversely affect our ability to recruit and retain key employees, including our senior professionals.
Your interest in our firm may be diluted due to issuance of additional shares of common stock.
          Owners of our common stock may experience dilution of their equity investment as a result of our issuance of additional shares of common stock or securities that are convertible into, or exercisable for, shares of our common stock. We may issue additional shares of common stock in connection with any merger or acquisition we undertake, in future public or private offerings to raise additional capital or in satisfaction of currently outstanding restricted stock units, warrants and options. For example, on January 2, 2008, we issued a total of 7,009,112 shares of our common stock (and exchangeable shares) to former shareholders of Westwind in connection with our acquisition of Westwind. We also have granted and will continue to grant equity awards under our Equity Incentive Plan as part of our compensation and hiring processes, and when these awards are vested or become deliverable we will issue additional shares of common stock in satisfaction thereof.
          As of March 31, 2008, there were 3,687,451 restricted stock units outstanding. Of these restricted stock units, 393,530 were made in connection with our initial public offering and have a three-year vesting period. The remaining 3,293,921 restricted stock units outstanding as of March 31, 2008 have a four-year vesting period.
          For further information refer to the “Securities Authorized for Issuance under Equity Compensation Plans” within Item 5 — “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
We may be required to make substantial payments under indemnification agreements.
          In connection with our initial public offering and our conversion to corporate form, we entered into agreements that provide for the indemnification of our members, partners, directors, officers and certain other persons authorized to act on our behalf against certain losses that may arise out of our initial public offering or the related reorganization transactions, certain liabilities of our partners relating to the time they were members of Thomas Weisel Partners Group LLC, and certain tax liabilities of our former members that may arise in respect of periods prior to our initial public offering when we operated as a limited liability company.
          In addition, in connection with acquisition transactions, such as our acquisition of Westwind, and in connection with the ordinary conduct of our business, such as in our relationship with out clearing brokers, we have provided and will continue to provide indemnities to counterparties.
          We may be required to make payments under these indemnification agreements, which could adversely affect our financial condition.
We do not expect to pay any cash dividends in the foreseeable future.
          We intend to retain any future earnings to fund the operation and expansion of our business, and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Accordingly, our shareholders must rely on sales of their shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on an investment in our common stock. Investors seeking cash dividends should not purchase our common stock.

We have broad discretion over the use of the net proceeds to us from our initial public offering of common stock in February 2006 and our follow-on offering of common stock in May 2006.
          We have broad discretion to use the net proceeds to us from our initial public offering of common stock in February 2006 and our follow-on offering of common stock in May 2006, and our shareholders rely on the judgment of our board of directors and our management regarding the application of these proceeds. Through December 31, 2007, we have used a portion of the net proceeds of our common stock offerings to repay notes to third parties, to increase the capital in our broker-dealer subsidiary, Thomas Weisel Partners LLC, to provide seed investment funds for new asset management products and for other general corporate purposes. In January 2008, we paid $45 million in cash from these proceeds to former shareholders of Westwind in connection with our acquisition of Westwind, and during the three months ended March 31, 2008, we also utilized a portion of these proceeds for other general corporate purposes. The remaining portion of these net proceeds have been invested in municipal debt securities, auction rate securities and tax exempt money market funds. We expect to use the remaining net proceeds from these offerings for general corporate purposes, including support and expansion of our underwriting, trading and asset management businesses and strategic acquisitions and investments, but we have not allocated all of these net proceeds for specific purposes. We may not be able to find appropriate opportunities to deploy these funds and any investments, whether for specific corporate purposes, such as investment in our underwriting, trading or asset management businesses, or for strategic acquisitions, may not generate favorable returns.
Our common stock has only been publicly traded since February 2, 2006 and we expect that the price of our common stock will fluctuate substantially.
          There has only been a public market for our common stock since February 2, 2006 and since that date through May 23, 2008 our stock price on the Nasdaq stock market has fluctuated between a low of $5.01 per share and a high of $24.35 per share. The closing price of our common stock on May 27, 2008 on the Nasdaq stock market was $6.35 per share.
          Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuations in our stock price may include, among others, actual or anticipated variations in quarterly operating results, changes in financial estimates by us or by any securities analysts who might cover our stock, or our failure to meet the estimates made by securities analysts, announcements by us or our competitors or significant acquisitions, strategic partnerships or divestitures, announcements by our competitors of their financial or operating results, to the extent those announcements are perceived by investors to be indicative of our future financial results or market conditions, additions or departures of key personnel, sales of our common stock, including sales of our common stock by our directors, officers and employees or by our other principal stockholders, and cyclical changes in the market in the growth sectors of the economy.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          We have made statements under the captions “Risk Factors” and in other sections of this prospectus and in the documents that are incorporated by reference into this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under “Risk Factors” in this prospectus.
          These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
          Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS
     Because the shares of our common stock will be issued in exchange for or upon retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Canadian Sub or any other distribution of Canadian Sub’s assets for the purpose of winding up its affairs, we will not receive any cash proceeds from this offering.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
           The following unaudited pro forma consolidated statements of operations for the year ended December 31, 2007 give effect to Thomas Weisel Partners’ acquisition of Westwind as if the acquisition had occurred as of January 1, 2007. The unaudited pro forma consolidated statements of operations are based on historical financial statements of Thomas Weisel Partners and Westwind, giving effect to the acquisition applying the assumptions and adjustments as discussed in the accompanying notes to the pro forma consolidated statements of operations. The unaudited pro forma consolidated statements of operations should be read in conjunction with the Annual Report on Form 10-K for the year ended December 31, 2007 for Thomas Weisel Partners, as well as the historical financial statements of Westwind included in this prospectus.
           The consolidated statement of financial position as of March 31, 2008 and the consolidated statement of operations for the three months ended March 31, 2008, as presented within the Quarterly Report on Form 10-Q for the three months ended March 31, 2008 for Thomas Weisel Partners, are not included herein as the acquisition of Westwind is already reflected in such statements as of and for the three months ended March 31, 2008.
           The unaudited pro forma consolidated statements of operations were prepared using the purchase method of accounting with Thomas Weisel Partners treated as the accounting acquiror. The unaudited pro forma consolidated statements of operations does not purport to be indicative of the results of operations that would have actually been obtained had such transactions been completed for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management of Thomas Weisel Partners believes are reasonable.
          For purposes of preparing this pro forma information, a preliminary allocation of the transaction consideration has been made to intangible assets. Net tangible assets were valued at their respective fair values as management believes that these amounts approximate their current fair values. These pro forma adjustments represent Thomas Weisel Partners’ preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Thomas Weisel Partners’ management believes to be reasonable. Consequently, the amounts reflected below are subject to change and the actual allocation of the purchase price and the resulting effect on net income from operations may differ.
          Unless otherwise stated, all amounts presented in this section are in U.S. dollars.

          The following sets forth the preliminary purchase price and purchase price allocation (in thousands):

Purchase Price:
Cash consideration	$45,000
Fair value of Thomas Weisel Partners common stock issued	107,604
Acquisition related costs	2,823

Total purchase price	$155,427

Purchase Price Allocation:
Cash	$36,891
Securities owned	9,953
Goodwill	98,315
Other intangible assets	21,500
Other tangible liabilities assumed — net	(19,398)
Deferred tax liabilities on acquired identifiable assets	(7,275)

Total purchase price allocation for the business acquisition	139,986
Non-compete intangible asset	23,321
Deferred tax liability on acquired non-compete intangible asset	(7,880)

Total consideration	$155,427

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(In thousands, except per share data)

	Thomas		Pro Forma		Pro Forma
	Weisel Partners	Westwind(a)	Adjustments		Combined
Revenues:
Investment banking	$127,228	$69,613	$—		$196,841
Brokerage	120,187	15,560	—		135,747
Asset management	33,414	—	—		33,414
Interest income	17,718	1,740	(1,879	)(b)	17,579
Other revenue	920	—	—		920

Total revenues	299,467	86,913	(1,879)		384,501
Interest expense	(10,418)	(235)	—		(10,653)

Net revenues	289,049	86,678	(1,879)		373,848

Expenses excluding interest:
Compensation and benefits	187,902	56,529	—		244,431
Brokerage execution, clearance and account administration	20,363	1,079	—		21,442
Communications and data processing	18,993	2,500	—		21,493
Depreciation and amortization of property and equipment	6,450	569	(164	)(c)	6,855
Amortization of other intangible assets	—	—	15,349	(d)	15,349
Marketing and promotion	15,147	3,183	—		18,330
Occupancy and equipment	18,988	1,400	—		20,388
Other expense	23,979	4,392	—		28,371

Total expenses excluding interest	291,822	69,652	15,185		376,659

Income (loss) before taxes	(2,773)	17,026	(17,064)		(2,811)
Provision for taxes (tax benefit)	(2,793)	6,208	(9,028	)(e)	(5,613)

Net income (loss)	$20	$10,818	$(8,036)		$2,802

Earnings per share:
Basic earnings per share	$0.00				$0.08
Diluted earnings per share	$0.00				$0.08
Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	26,141		7,009	(f)	33,150
Diluted weighted average shares outstanding	26,446		7,009	(f)	33,455

Notes to the Unaudited Pro Forma Consolidated Statement of Operations
(a) The Westwind consolidated statement of operations has been converted from Canadian dollars to U.S. dollars for the pro forma presentation. Amounts were converted based on the average monthly exchange rates from January 1, 2007 to December 31, 2007.
(b) An adjustment to interest income for the estimated interest amount that would not have been recognized by Thomas Weisel Partners during the year ended December 31, 2007 on the $45 million cash portion of the transaction consideration. The weighted average interest rate for the year ended December 31, 2007 is estimated to be 4.26%.
(c) Adjustment to depreciation and amortization to reflect fair value on the date of acquisition.
(d) Reflects the amortization of other intangible assets for the year ended December 31, 2007. Amortization amounts assume the following useful lives for each intangible asset:

Customer Relationships	7.5 years
Non-Compete Agreements	3.0 years
Investment Banking Backlog	1.0 year
The useful lives of other intangible assets are based upon available information and certain assumptions that Thomas Weisel Partners’ management believe to be reasonable.
The following table provides the estimated amortization of the other intangible assets based on accelerated and straight-line methods of amortization over the respective useful lives (in thousands):

Year 1	$15,349
Year 2	11,569
Year 3	10,688
Year 4	2,275
Year 5	1,755
Thereafter	3,185

Total	$44,821

(e) To record an income tax impact on the pre-tax pro forma adjustments.
(f) The issuance of 7,009,112 shares of Thomas Weisel Partners common stock or exchangeable shares. The fair value of the Thomas Weisel Partners common stock issued was based upon the average of the closing prices of one share of common stock during the five trading day period beginning two trading days prior to the date the transaction was announced.

PLAN OF DISTRIBUTION
     We will issue the shares of our common stock covered by this prospectus only upon exchange, retraction or redemption of the exchangeable shares or upon the liquidation, dissolution or winding up of Canadian Sub or any other distribution of Canadian Sub’s assets for the purpose of winding up its affairs. No broker, dealer or underwriter has been engaged in connection with these matters. We have included as exhibits to the registration statement of which this prospectus forms a part, the arrangement agreement, the form of plan of arrangement, exchangeable share provisions, voting and exchange trust agreement and support agreement relating to the exchangeable shares, and the following description is qualified in its entirety by reference to those documents.
Optional Retraction of Exchangeable Shares
     The exchangeable shares were issued by Canadian Sub in connection with our acquisition of Westwind. If you are a holder of exchangeable shares, you are entitled at any time to require Canadian Sub to redeem, subject to the overriding call right of another of our Canadian subsidiaries (referred to in this prospectus as “CallRightCo”), any or all of your exchangeable shares for a price per exchangeable share of one share of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share.
     In order to exercise this right, you must deliver to Canadian Sub at its registered office or at an office of Canadian Sub’s transfer agent, among other things, a written retraction request and the certificates representing the exchangeable shares to be redeemed. You must state in your request the business day on which you desire Canadian Sub to redeem your exchangeable shares, which business day must be 10 to 15 business days after Canadian Sub receives your request. If you fail to specify a business day in your request, the retraction date will be the 15th business day after your request is received by Canadian Sub.
     If you exercise this retraction right to require that Canadian Sub redeem any of your exchangeable shares, CallRightCo will have an overriding retraction call right, which is CallRightCo’s right to purchase all but not less than all of those exchangeable shares for a price per exchangeable share of one share of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date), on the payment date for any declared and unpaid dividends, an amount in cash equal to such dividends on that exchangeable share. Upon receipt of your retraction request, Canadian Sub will immediately notify CallRightCo, which must then advise Canadian Sub within two business days as to whether it will exercise its retraction call right. If CallRightCo does not so notify Canadian Sub, Canadian Sub will notify you as soon as possible thereafter that CallRightCo will not exercise its retraction call right. If CallRightCo advises Canadian Sub that CallRightCo will exercise its retraction call right within the two business day period, then the retraction request will be considered only to be an offer by you to sell the shares identified in your retraction request to CallRightCo in accordance with CallRightCo’s retraction call right.

     You may revoke your retraction request, in writing, at any time prior to the close of business one business day before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be purchased by CallRightCo or redeemed by Canadian Sub. Unless you revoke your retraction request, the shares identified in the retraction request will be redeemed by Canadian Sub or purchased by CallRightCo, as the case may be, and Canadian Sub or CallRightCo, as the case may be, will send you (i) a certificate representing the aggregate number of shares of our common stock and (ii) on the payment date therefor, a check in an amount equal to the amount of the declared and unpaid dividends, if any, on the retracted or purchased exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom.
     If, as a result of solvency requirements or other provisions of applicable law, Canadian Sub believes it is not permitted to redeem all exchangeable shares identified in a retraction request and CallRightCo has not exercised its retraction call right, Canadian Sub will redeem only those exchangeable shares tendered by you (rounded down to a whole number of shares) as would be permissible. In addition, if you do not revoke your retraction request, the retraction request will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement entered into by Thomas Weisel Partners, Canadian Sub and the trustee (referred to in this document as the “voting and exchange trust agreement”), and the trustee, on your behalf, will require Thomas Weisel Partners to purchase any exchangeable shares on the retraction date set forth in the retraction request.
Redemption of Exchangeable Shares
     On the redemption date for the exchangeable shares, Canadian Sub will, subject to CallRightCo’s redemption call right and applicable law, redeem all of the then outstanding exchangeable shares of the class for a price per exchangeable share of one share of our common stock and (provided that you hold the exchangeable share on the applicable dividend record date) an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share. Canadian Sub will provide the registered holders of its exchangeable shares with at least 60 days prior written notice of the proposed redemption of the exchangeable shares by Canadian Sub or the purchase of the exchangeable shares by CallRightCo under the redemption call right described below.
     CallRightCo has an overriding right to purchase on the redemption date all of the outstanding exchangeable shares (other than those held by Thomas Weisel Partners and its affiliates) for a price per exchangeable share of one share of our common stock and an amount in cash equal to the declared and unpaid dividends, if any, on that exchangeable share held by a holder on any dividend record date that occurred prior to the date of purchase of the share by CallRightCo.
     To exercise this redemption call right, CallRightCo must notify the transfer agent and Canadian Sub of CallRightCo’s intention to exercise this right at least 60 days before the redemption date. The transfer agent will notify the holders of the exchangeable shares as to whether or not CallRightCo has exercised its redemption call right after the expiry of the period during which CallRightCo can exercise its redemption call right. If CallRightCo exercises its redemption call right, it will purchase on the redemption date all of the exchangeable shares then outstanding (other than those held by Thomas Weisel Partners and its affiliates).
     The “redemption date” means the date upon which a change of control of Thomas Weisel Partners occurs. If at any time there are outstanding fewer than 10% of the number of exchangeable shares issued pursuant to the acquisition of Westwind (subject to adjustment for subdivisions or consolidations or stock dividends and the like), then the board of directors of Canadian Sub may accelerate the redemption date upon at least 90 days’ prior written notice to the registered holders of exchangeable shares and the trustee under the voting and exchange trust agreement.
     On or after the redemption date, upon your delivery of the certificates representing the exchangeable shares and the other documents as may be required to an office of the transfer agent or the registered office of Thomas Weisel Partners, Canadian Sub or CallRightCo will deliver, for each exchangeable share, one share of our common stock and, provided that you held the exchangeable shares on the applicable dividend record date, a check in an amount equal to the amount of declared and unpaid dividends, if any, on the redeemed exchangeable shares, less any amounts withheld on account of tax required to be deducted and withheld therefrom by Canadian Sub.
     On and after the redemption date, you shall cease to be a holder of exchangeable shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive your proportionate part of the total redemption price, unless payment of the total redemption price shall not be made upon delivery of the certificates representing your exchangeable shares, in which case your rights shall remain unaffected until the total redemption price has been paid as described in the preceding paragraph.
     Upon payment or deposit of the total redemption price, you shall thereafter be considered and deemed for all purposes to be a holder of the shares of our common stock delivered to you or your custodian on your behalf.
Purchase for Cancellation
     Subject to applicable law, Canadian Sub may at any time and from time to time purchase for cancellation all or any part of the outstanding exchangeable shares on such terms and conditions as may mutually be agreed by a holder of exchangeable shares and Canadian Sub.
Liquidation Rights with Respect to Canadian Sub
     In the event of the liquidation, dissolution or winding up of Canadian Sub or other distribution of the assets of Canadian Sub among its shareholders for the purpose of winding up its affairs, you will have, subject to applicable law and CallRightCo’s overriding liquidation call right, preferential rights to receive from Canadian Sub for each exchangeable share you hold a share of our common stock, plus, provided that you hold the exchangeable share on the applicable dividend record date, the amount of all declared and unpaid dividends, if any, on that exchangeable share. Upon the occurrence of a liquidation, dissolution or winding up, CallRightCo will have an overriding liquidation call right to purchase all of the outstanding exchangeable shares (other than exchangeable shares held by Thomas Weisel Partners and its affiliates) from you on the liquidation date for the same consideration per share.
     Upon the occurrence and during the continuance of an “insolvency event” (as defined in the following paragraph), you will be entitled to instruct the trustee under the voting and exchange trust agreement to exercise the exchange right with respect to any or all of the exchangeable shares you hold and require Thomas Weisel Partners to purchase these shares. As soon as practicable following the occurrence of an insolvency event or any event which may, with the passage of time and/or the giving of notice, become an insolvency event, Canadian Sub and Thomas Weisel Partners must, under the voting and exchange trust agreement, give written notice to the trustee. As soon as practicable after receiving notice, the trustee will notify you of the insolvency event and will advise you of your rights with respect to the exchange right. The purchase price payable by Thomas Weisel Partners for each exchangeable share purchased under the exchange right will be equal to one share of our common stock plus, provided you hold the exchangeable share on the applicable dividend record date, an amount in cash equal to any declared and unpaid dividends on that exchangeable share, less any amount withheld on account of tax.
     An “insolvency event” means:
•	the institution by Canadian Sub of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of Canadian Sub to the institution of bankruptcy, insolvency or winding up proceedings against it;

•	the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and Canadian Sub’s failure to contest in good faith the proceedings commenced in respect of Canadian Sub within 30 days of becoming aware of the proceedings, or the consent by Canadian Sub to the filing of the petition or to the appointment of a receiver;

•	the making by Canadian Sub of a general assignment for the benefit of creditors, or the admission in writing by Canadian Sub of its inability to pay its debts generally as they come due; or

•	Canadian Sub not being permitted, under solvency requirements or other provisions of applicable law, to redeem any retracted exchangeable shares under the exchangeable share provisions.
     In addition, if, as a result of solvency requirements or other provisions of applicable law, Canadian Sub is not permitted to redeem all exchangeable shares identified in a retraction request, and CallRightCo has not exercised its retraction call right, then the retraction request will constitute notice from you to the trustee to exercise your exchange right under the voting and exchange trust agreement and the trustee, on your behalf, will require Thomas Weisel Partners to purchase any exchangeable shares on the retraction date set forth in the retraction request.

Liquidation Rights with Respect to Thomas Weisel Partners
     In order for the holders of exchangeable shares to participate on a pro rata basis with the holders of shares of our common stock, on the fifth business day prior to the effective date of a Thomas Weisel Partners liquidation event (a specified event relating to the voluntary or involuntary liquidation, dissolution, winding up or other distribution of the assets of Thomas Weisel Partners among its shareholders for the purpose of winding up its affairs), each exchangeable share (other than those held by Thomas Weisel Partners and its affiliates) will automatically be exchanged for a share of our common stock plus, provided that you hold the exchangeable share on the applicable dividend record date, an amount in cash equal to any declared and unpaid dividends on that exchangeable share, less any amount withheld on account of tax. Upon your request and surrender of exchangeable share certificates, duly endorsed in blank and accompanied by those instruments of transfer that Thomas Weisel Partners may reasonably require, Thomas Weisel Partners will deliver to you certificates representing an equivalent number of shares of our common stock, plus on the payment date therefor, a check for the amount of those dividends, if any, on the exchangeable shares exchanged by you under the automatic exchange right, less any amount withheld on account of tax.
     We will pay all expenses incurred in connection with the distribution described in this prospectus. We estimate that the total expense of this distribution will be approximately $160,000.

INCOME TAX CONSIDERATIONS
Certain Canadian Federal Income Tax Consequences
     The following is a summary of certain Canadian federal income tax consequences under the Income Tax Act (Canada) (the “Canadian Tax Act”), generally applicable to holders of exchangeable shares who, for purposes of the Canadian Tax Act, and at all relevant times, are or are deemed to be resident in Canada, hold their exchangeable shares and shares of Thomas Weisel Partners common stock, as the case may be, as capital property, and deal at arm’s length with Canadian Sub and Thomas Weisel Partners. Exchangeable shares and shares of Thomas Weisel Partners common stock will generally be considered to be capital property to a shareholder unless the shares are held in the course of carrying on a business of trading or dealing in securities or acquired in a transaction considered to be an adventure in the nature of trade. Certain Canadian Sub shareholders who are residents of Canada for the purposes of the Canadian Tax Act, and whose exchangeable shares might not otherwise qualify as capital property, may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have their exchangeable shares and every “Canadian security” (as defined in the Canadian Tax Act) owned by such shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Shareholders who do not hold their exchangeable shares or shares of Thomas Weisel Partners common stock, as the case may be, as capital property, should consult their own tax advisors regarding their particular circumstances.
     This summary is based on the Canadian Tax Act and the regulations thereunder and the current published administrative practices and assessing policies of the Canada Revenue Agency (“CRA”), all in effect as of the date of hereof. This summary takes into account all proposed amendments to the Canadian Tax Act and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that such proposed amendments will be enacted substantially as proposed. However, no assurance can be given that such proposed amendments will be enacted in the form proposed, or at all. This summary does not take into account or anticipate any other changes in law or any changes in CRA administrative practices and assessing policies, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign income tax legislation or considerations, which may differ from the material Canadian federal income tax consequences described herein.
This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular shareholder. This summary does not take into account any particular circumstances of any particular shareholder and does not address consequences that may be particular to any particular shareholder. Therefore, shareholders should consult their own tax advisor regarding their particular circumstances.
     In particular, this summary does not apply to financial institutions, insurers carrying on business in Canada and elsewhere that are not Canadian residents for the purpose of the

Canadian Tax Act or corporations to whom the functional currency reporting rules apply. Holders to which these rules apply should consult their own tax advisors.
     For the purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars based on the noon rate of exchange as quoted by the Bank of Canada at the time such transactions arise or such other rate of exchange acceptable to CRA at the time such transactions arise.
Dividends on Exchangeable Shares
     Individuals. In the case of a holder of exchangeable shares who is an individual (including most trusts), dividends received or deemed to be received on such exchangeable shares by the shareholder are required to be included in computing the individual’s income for the taxation year in which such dividends are received and are subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received from taxable Canadian corporations.
     Corporations. In the case of a holder of exchangeable shares that is a corporation, dividends received or deemed to be received on such exchangeable shares are required to be included in computing the corporation’s income for the taxation year in which such dividends are received and, subject to the special rules and limitations described below, such dividends will normally be deductible in computing the corporation’s taxable income.
     In the case of a holder of exchangeable shares that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), such shareholder will generally be liable to pay a refundable tax under Part IV of the Canadian Tax Act of 33 1/3% on dividends received (or deemed to be received) on such exchangeable shares, to the extent such dividends are deductible in computing such shareholder’s taxable income. A “Canadian-controlled private corporation” may be liable to pay an additional refundable tax of 6 2/3% on dividends received or deemed to be received on such exchangeable shares if such dividends are not deductible in computing taxable income.
     The exchangeable shares are “taxable preferred shares” and “short-term preferred shares” for the purpose of the Canadian Tax Act. Accordingly, a holder of exchangeable shares who receives or is deemed to receive dividends on such shares should not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act.
Dividends on Thomas Weisel Partners Common Stock
     Individuals and Corporations. In the case of a holder of shares of Thomas Weisel Partners common stock who is an individual, dividends received or deemed to be received by the shareholder on such stock will be required to be included in computing the shareholder’s income for the taxation year in which such dividends are received and will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act.

     Corporations. In the case of a holder of shares of Thomas Weisel Partners common stock that is a corporation, dividends received or deemed to be received by the shareholder on such stock will be required to be included in computing the shareholder’s income for the taxation year in which such dividends are received and generally will not be deductible in computing the shareholder’s taxable income. A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on such dividends.
     Any United States non-resident withholding tax on such dividends generally will be eligible to be credited against the holder’s income tax or deducted from income subject to certain limitations under the Canadian Tax Act.
Redemption or Exchange of Exchangeable Shares
     A shareholder will be considered to have disposed of exchangeable shares (i) on a redemption (including pursuant to a retraction request) of such exchangeable shares by Canadian Sub and (ii) on an acquisition of such exchangeable shares by CallRightCo or Thomas Weisel Partners. However, the Canadian federal income tax consequences of the disposition for the holder will be quite different depending on whether the event giving rise to the disposition is a redemption or an acquisition.
     A shareholder who exercises the right to require redemption of an exchangeable share by giving a retraction request cannot control whether such exchangeable share will be acquired by CallRightCo under the retraction call right or redeemed by Canadian Sub; however, the shareholder will be notified as soon as possible if CallRightCo will not exercise the retraction call right. You may revoke your retraction request, in writing, at any time prior to the close of business one business day before the contemplated date of retraction, in which case the exchangeable shares identified in the retraction request will not be purchased by CallRightCo or redeemed by Canadian Sub.
     Redemption by Canadian Sub. On a redemption (including a retraction) of exchangeable shares by Canadian Sub, a shareholder will generally be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital (for purposes of the Canadian Tax Act) of the exchangeable shares so redeemed. On the redemption, the holder of an exchangeable share will be considered to have proceeds of disposition equal to the redemption proceeds less the amount of the deemed dividend. A holder will also realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition exceed (or is less than) the sum of (i) the adjusted cost base to the holder of the exchangeable share, and (ii) any reasonable costs of disposition. For this purpose, the “redemption proceeds” of an exchangeable share will be equal to the sum of (i) the fair market value at the time of the redemption of a share of Thomas Weisel Partners common stock, and (ii) the amount of all declared but unpaid dividends, if any, on the exchangeable share. The deemed dividend will be subject to the tax treatment described above under “Dividends on Exchangeable Shares.”

     In the case of a shareholder that is a corporation, it is possible that in some circumstances all or part of the deemed dividend may be treated as proceeds of disposition and not as a dividend.
     Purchase by CallRightCo. On the acquisition of exchangeable shares by CallRightCo pursuant to its redemption call right, a shareholder will generally be considered to realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition exceed (or are less than) the total of (i) the adjusted cost base of such exchangeable share to the shareholder and (ii) any reasonable costs of disposition. For this purpose, the proceeds of disposition in respect of an acquisition of an exchangeable share by CallRightCo will be equal to the sum of (i) the fair market value at the time of the exchange of a share of Thomas Weisel Partners common stock, and (ii) the amount of all declared but unpaid dividends on the exchangeable share. The acquisition of an exchangeable share by CallRightCo will not result in a deemed dividend. For a description of the tax treatment of capital gains and losses, see “Taxation of Capital Gains and Capital Losses” below.
Disposition of Exchangeable Shares Other Than on Redemption or Exchange
     A holder of exchangeable shares who disposes or is deemed to dispose of such shares, other than on a redemption or exchange, as described above, will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such shareholder immediately before the disposition. The taxation of capital gains and capital losses is described below.
Acquisition and Disposition of Thomas Weisel Partners Common Stock
     The cost of the shares of Thomas Weisel Partners common stock received on a retraction, redemption or exchange of exchangeable shares to a particular shareholder will be equal to the fair market value of the common stock at the time of that event, and generally will be averaged with the adjusted cost base of any other shares of Thomas Weisel Partners common stock held by such shareholder at that time as capital property for the purpose of determining the adjusted cost base of the common stock under the Canadian Tax Act.
     A holder of shares of Thomas Weisel Partners common stock who disposes or is deemed to dispose of such shares will generally realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such holder of such common stock immediately before the disposition. The taxation of capital gains and capital losses is described below.
Taxation of Capital Gains and Capital Losses
     Generally, a shareholder is required to include in computing its income for a taxation year half of the amount of any capital gain (the “taxable capital gain”). A shareholder may deduct half of the amount of any capital loss (the “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the shareholder in such year, subject to and in accordance with rules contained in the Canadian Tax Act. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Canadian Tax Act.
     Capital gains realized by a shareholder who is an individual or trust, other than certain specified trusts, may give rise to alternative minimum tax under the Canadian Tax Act.
     A shareholder that is a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.
     If a holder of exchangeable shares or of shares of Thomas Weisel Partners common stock is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such shares may be reduced by the amount of dividends received or deemed to have been received on such shares to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.
Foreign Property Information Reporting
     In general, a “specified Canadian entity,” as defined in the Canadian Tax Act, for a taxation year or fiscal period whose total cost amount of “specified foreign property,” as defined in the Canadian Tax Act, at any time in the year or fiscal period exceeds CAD$100,000, is required to file an information return for the year or period disclosing prescribed information, including the cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With some exceptions, a taxpayer resident in Canada in the year will be a specified Canadian entity. Exchangeable shares, ancillary rights and shares of Thomas Weisel Partners common stock will constitute specified foreign property to a shareholder for these purposes.
Accordingly, holders of exchangeable shares and/or of shares of Thomas Weisel Partners common stock should consult their own advisors regarding compliance with these rules.
Foreign Investment Entity Tax Proposals
     Bill C-10, which received second reading in the Senate on December 4, 2007, contains draft legislation regarding the taxation of investments in “foreign investment entities” (the “FIE Rules”). In general, where the FIE Rules apply, a holder of an interest in a foreign investment entity will be required to either (i) include in (or deduct from) income on an annual basis any increase (or decrease) in the value of that interest or (ii) include in income annually, an imputed return at the prescribed rate on the “designated cost” of such interest. A corporation is not a foreign investment entity if the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property or if its principal undertaking is the carrying on of a business that is not an “investment business” within the meaning of those terms in the FIE Rules.
     In any event, in general, the proposed rules will not apply to shares of Thomas Weisel Partners common stock so long as such shares qualify as an “arm’s length interest” under the Canadian Tax Act, it is reasonable to conclude that the holder has no tax avoidance motive in respect of such shares, Thomas Weisel Partners continues to be resident in a country in which there is a designated stock exchange (which currently includes the United States) and shares of Thomas Weisel Partners are listed on a designated stock exchange (which currently includes the Toronto Stock Exchange). No assurance can be given that the exchangeable shares or the shares of Thomas Weisel Partners common stock will qualify as arm’s length interests, and shareholders should consult their own tax advisors in this respect.
Certain U.S. Federal Income Tax Considerations
     The section summarizes certain United States federal income and estate tax consequences to Non-U.S. Holders (as defined below) of ownership and disposition of exchangeable shares and common stock. If you are a U.S. Holder (as defined below) you should consult your own tax advisor as to the United States tax consequences of owning and disposing such shares.
     You are a “Non-U.S. Holder” if you are a beneficial owner of exchangeable shares and you are, for United States federal income tax purposes:
•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from common stock.
     You are a U.S. Holder if you are not a Non-U.S. Holder.
     This section is limited to Non-U.S. Holders who hold their exchangeable shares as capital assets. This section does not apply to you if you are a member of a class of holders subject to special rules.
     This section does not consider the specific facts and circumstances that may be relevant to a particular Non-U.S. holder and does not address the treatment of a Non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such changes may significantly change the conclusions expressed in this summary. This section is not intended as a complete analysis of all possible tax considerations relevant to owning and disposing of exchangeable shares and common stock.

     If a partnership holds exchangeable shares or common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the exchangeable shares or common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the exchangeable shares.
     The following summary is not binding on the IRS. Neither Thomas Weisel Partners nor Canadian Sub has requested a ruling from the IRS with respect to any of the U.S. federal income tax consequences of the ownership and disposition of exchangeable shares, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions described below.

You are strongly urged to consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of exchangeable shares or common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.
U.S. Federal Income Tax Characterization of Exchangeable Shares
     There is no statutory, judicial or administrative authority that directly addresses the proper characterization and treatment of instruments with characteristics similar to the exchangeable shares and the ancillary rights for U.S. federal income tax purposes. Since the exchangeable shares are exchangeable into shares of Thomas Weisel Partners common stock, have dividend rights based on the dividends paid with respect to Thomas Weisel Partners common stock, and have the benefit of voting rights similar to the voting rights attributable to the shares of Thomas Weisel Partners common stock, there is a significant risk that, for U.S. federal income tax purposes, the IRS or the United States courts may assert that the exchangeable shares should be treated as shares of Thomas Weisel Partners rather than as shares of Canadian Sub. In the absence of specifically applicable authority, Thomas Weisel Partners and Canadian Sub intend to take the position that the exchangeable shares constitute stock of Canadian Sub, and not stock of Thomas Weisel Partners, for U.S. federal income tax purposes. However, this characterization is not binding on the IRS, and the IRS or the courts could treat the exchangeable shares as shares of Thomas Weisel Partners. Neither Thomas Weisel Partners nor Canadian Sub have requested, nor do they intend to request, an opinion from United States legal counsel or a ruling from the IRS regarding the U.S. federal income tax classification of the exchangeable shares.
U.S. Federal Income Tax Characterization Dividends Received by Non-U.S. Holders on Exchangeable Shares
          Canadian Sub does not intend to withhold any amounts in respect of U.S. withholding tax from dividends paid with respect to exchangeable shares. However, as discussed above, no statutory, judicial or administrative authority exists that directly addresses the proper characterization and treatment of instruments with characteristics similar to the exchangeable shares and the ancillary rights, including dividends, for U.S. federal income tax purposes. If dividends on the exchangeable shares were determined to constitute income from U.S. sources, their treatment would be the same as the treatment of dividends paid on the common stock of Thomas Weisel Partners. See “Dividends Received by Non-U.S. Holders on Thomas Weisel Partners Common Stock” below.
Dividends Received by Non-U.S. Holders on Thomas Weisel Partners Common Stock
          Except as described below, dividends paid to a Non-U.S. Holder of Thomas Weisel Partners common stock will be subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
          Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished proper certification to us or another payor establishing eligibility to the reduced rate. If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.
          Under the Canada-U.S. Income Tax Convention, dividends from U.S. sources distributed to persons that are residents of Canada for purposes of the Canada-U.S. Income Tax Convention and are eligible for treaty benefits are currently subject to a maximum withholding rate of 15%.
          If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:
•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.
          “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.
          If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Gain or Loss on Disposition of the Exchangeable Shares or the Thomas Weisel Partners Common Stock
          If you are a Non-U.S. Holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of the exchange shares or the Thomas Weisel Partners common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and you are not eligible for any treaty exemption.
          If you are a corporate Non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
          Thomas Weisel Partners believes it is not currently and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.
          United States Federal Estate Tax. Thomas Weisel Partners common stock (and the exchangeable shares, if treated as Thomas Weisel Partners common stock) held by an individual Non-U.S. Holder at the time of death will be included in that Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
          If you are a Non-U.S. Holder, you are generally exempt from backup withholding and information reporting requirements with respect to:
•	dividend payments and

•	the payment of the proceeds from the sale of common stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:
•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:
•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a Non-U.S. holder that is a partnership or an

•	estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or
•	you otherwise establish an exemption.
          Payment of the proceeds from the sale of the exchangeable shares or the common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of the exchangeable shares or the common stock that is effected at a foreign office of a broker will generally be subject to information reporting and backup withholding if:
•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations.
          In addition, a sale of the exchangeable shares or the common stock will generally be subject to information reporting if it is effected at a foreign office of a broker that is:
•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:
•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business.
          You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

VALIDITY OF COMMON STOCK
     The validity of the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, Palo Alto, California.
EXPERTS
     The financial statements incorporated in this prospectus by reference from Thomas Weisel Partners Group, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Thomas Weisel Partners Group, Inc. and Subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The consolidated financial statements of Westwind Capital Corporation as of and for the years ended December 31, 2007 and 2006 included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing therein, and are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
AVAILABLE INFORMATION
Where You Can Find More Information
     We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.
     We are subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet website at http://www.tweisel.com. The information on our website shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

     Our Investor Relations Department can be contacted at Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104, Attention: Investor Relations; telephone: 415-364-2500, email: investorrelations@tweisel.com.
Incorporation of Certain Information by Reference
     Some of the information that you may want to consider in deciding whether to invest in the shares of common stock is not included in this prospectus, but rather is incorporated by reference to certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in the prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus and prior to the completion of this offering will update and supersede the information contained in this prospectus and incorporated filings. We incorporate by reference the following documents filed by us with the SEC:
•	our annual report on Form 10-K for the fiscal year ended December 31, 2007;

•	our quarterly report on Form 10-Q for the three months ended March 31, 2008;

•	our Current Report on Form 8-K filed on January 3, 2008 (other than the information furnished under Item 2.02 and Exhibit 99.1 thereto);

•	our Current Report on Form 8-K filed on February 20, 2008;

•	our Current Report on Form 8-K filed on February 21, 2008;

•	our Current Report on Form 8-K filed on March 5, 2008 (other than the information furnished under Item 9.01 and Exhibit 99.1 thereto);

•	our Current Report on Form 8-K filed on April 8, 2008;

•	our Current Report on Form 8-K filed on April 30, 2008 (other than the information furnished under Items 2.02 and 9.01 and Exhibit 99.1 thereto);

•	the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on January 17, 2006, including any amendments or reports filed for the purpose of updating such description; and

•	all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but prior to the completion of the offering of the shares of common stock.
     Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Thomas Weisel Partners Group, Inc., One Montgomery Street, San Francisco, California 94104, Attention: Investor Relations; telephone: 415-364-2500, e-mail: investorrelations@tweisel.com.
     The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
WESTWIND CAPITAL CORPORATION

REPORT OF INDEPENDENT AUDITORS
To the Directors of
Westwind Capital Corporation
We have audited the consolidated balance sheets of Westwind Capital Corporation as at December 31, 2007 and 2006 and the consolidated statements of income and retained earnings and cash flows for each of the years in the two-year period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2007 and 2006 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with Canadian generally accepted accounting principles.
As explained in Note 3 to the consolidated financial statements, in 2007, the Company adopted the requirements of the Canadian Institute of Chartered Accountants Handbook, Section 1530 “Comprehensive Income”, Section 3855 “Financial Instruments — Recognition and Measurement”, Section 3861 “Financial Instruments — Presentation and Disclosure”, and Section 3865 “Hedges”.

/s/ Ernst & Young LLP

Toronto, Canada,	Chartered Accountants
February 25, 2008.	Licensed Public Accountants

Westwind Capital Corporation
CONSOLIDATED BALANCE SHEETS
(Expressed in Canadian Dollars)
As at December 31

	2007	2006
	$	$

ASSETS
Current
Cash and cash equivalents	48,488,277	17,259,968
Securities owned [note 4]	19,884,406	22,048,587
Due from carrying broker	6,712,134	6,327,510
Investment banking fees and commissions receivable	4,052,934	4,688,630
Income taxes receivable	—	355,286
Prepaid expenses and deposits	419,065	418,800
Other receivables	990,400	486,801
Related party loan [note 7]	2,620,962	—

Total current assets	83,168,178	51,585,582

Deposit with carrying broker [note 1]	350,000	350,000
Capital assets, net [note 5]	2,099,151	1,604,342

	85,617,329	53,539,924

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Securities sold short [note 4]	—	256,480
Due to carrying broker [note 4]	—	7,853,464
Accounts payable and accrued liabilities	22,280,808	14,767,691
Discretionary bonus payable	13,615,233	5,148,419
Income taxes payable [note 6]	7,184,751	1,977,538
Future tax liability [note 6]	1,564,895	1,224,500

Total current liabilities	44,645,687	31,228,092

Shareholders’ equity
Share capital [note 7]	17,378,088	10,647,578
Retained earnings	23,593,554	11,664,254

Total shareholders’ equity	40,971,642	22,311,832

	85,617,329	53,539,924

See accompanying notes

Westwind Capital Corporation
CONSOLIDATED STATEMENTS OF INCOME AND
RETAINED EARNINGS
(Expressed in Canadian Dollars)
Years ended December 31

	2007	2006
	$	$

REVENUE
Investment banking fees and commissions	62,610,791	33,548,205
Agency commissions	19,359,234	14,739,469
Principal trading gains	8,046,743	8,581,167
Interest and other income	2,217,024	1,113,434

	92,233,792	57,982,275

EXPENSES
Employees’ compensation and benefits	15,712,190	14,312,473
Amortization	601,106	469,469
Other operating and administrative	12,604,830	10,508,671

	28,918,126	25,290,613

Income before the following	63,315,666	32,691,662
Discretionary bonus	43,949,194	22,248,623

Income before income taxes	19,366,472	10,443,039

Provision for income taxes [note 6]
Current	6,725,517	3,220,423
Future	340,395	734,220

	7,065,912	3,954,643

Net income for the year	12,300,560	6,488,396

Retained earnings, beginning of year	11,664,254	5,385,722
Dividends declared [note 7]	—	(10,039)
Premium on retirement of common shares [note 7]	(371,260)	(199,825)

Retained earnings, end of year	23,593,554	11,664,254

See accompanying notes

Westwind Capital Corporation
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in Canadian Dollars)
Years ended December 31

	2007	2006
	$	$

OPERATING ACTIVITIES
Net income for the year	12,300,560	6,488,396
Add items not involving cash
Amortization	601,106	469,469
Future income taxes	340,395	734,220

	13,242,061	7,692,085
Net change in non-cash working capital balances related to operations	15,343,875	(11,270,653)

Cash provided by (used in) operating activities	28,585,936	(3,578,568)

INVESTING ACTIVITIES
Purchase of capital assets	(1,095,915)	(664,195)
Loan repaid by related party	35,542	—

Cash used in investing activities	(1,060,373)	(664,195)

FINANCING ACTIVITIES
Proceeds on issuance of common shares	4,738,951	2,829,392
Dividends paid	—	(28,671)
Retirement of common shares	(1,036,205)	(308,855)
Redemption of preference shares	—	(319,199)

Cash provided by financing activities	3,702,746	2,172,667

Net increase (decrease) in cash during the year	31,228,309	(2,070,096)
Cash and cash equivalents, beginning of year	17,259,968	19,330,064

Cash and cash equivalents, end of year	48,488,277	17,259,968

Supplemental cash flow information
Income taxes paid	4,896,598	3,660,483

See accompanying notes

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian Dollars)
December 31, 2007 and 2006
1. INCORPORATION AND CORPORATE ACTIVITIES
Westwind Capital Corporation [the “Company”] was incorporated under the Ontario Business Corporations Act as Westwind Capital Partners Inc. on January 31, 2002 and commenced operations on June 1, 2002. In October 2002, the Company changed its name to Westwind Capital Corporation.
The primary business of the Company is the investment in and management of its 100% owned subsidiaries, Westwind Partners Inc. [“WP Canada"], Westwind Partners (USA) Inc. [“WP USA”] and Westwind Partners (UK) Limited [“WP UK”].
WP Canada is an Investment Dealer registered in the Canadian provinces of Ontario, Quebec, Alberta, British Columbia, Saskatchewan, Manitoba and Nova Scotia and is a member of the Investment Dealers Association of Canada. WP USA is a U.S. broker-dealer and is registered with the Securities and Exchange Commission and the Financial Industry Regulatory Authority. WP UK is a U.K. securities firm authorized by the Financial Services Authority in the United Kingdom.
WP Canada operates as an “Introducing Broker” and conducts its operations under an agreement with National Bank Financial Inc. and NBCN Inc. [together as “National Bank"]. National Bank is the “Carrying Broker” and performs certain securities trading, clearing activities and record keeping as the agent for WP Canada for a fee based on the number of trades executed, settled and cleared. As a result, National Bank is responsible for WP Canada’s client accounts subject to indemnification by WP Canada for any related losses. Under the terms of the agreement, WP Canada has lodged a deposit of $350,000 with National Bank, which has been presented as deposit with carrying broker on the consolidated balance sheet.
WP USA deals with U.S. institutional clients and has an agreement with WP Canada under which its clients are also handled by National Bank.
WP UK deals with European institutional clients only and has a clearing and settlement services agreement with Pershing Securities Limited.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles [“GAAP”]. The significant accounting policies are summarized as follows:
Basis of consolidation
The consolidated financial statements include the accounts of the Company, WP Canada, WP USA and WP UK.
Use of estimates
The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may vary from those estimates. Those estimates are reviewed periodically by management and, as adjustments become necessary, they are reported in income in the period in which they become known.
Foreign currency translation
WP USA and WP UK are considered to be integrated foreign operations; accordingly, their accounts are translated using the temporal method. Under this method, monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the consolidated balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates in effect on the dates the assets were acquired or liabilities were assumed. Revenue and expenses are translated at rates of exchange prevailing on the transaction dates. Gains and losses on translation are reflected in income.
Cash and cash equivalents
Cash and cash equivalents consist of cash on deposit and short-term interest bearing notes with a term to maturity of less than three months from the date of purchase.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
Accounting for security transactions
Security transactions and related revenue and expenses are accounted for on a trade-date basis. Securities owned and securities sold short are recorded at fair value, where long positions are measured at their bid price and short positions are measured at their ask price at the last trade of a business day, except in situations where the securities are not publicly traded or where restrictions on their marketability exist. In these circumstances, securities are valued at management’s estimate of fair value, which would not exceed quoted market value. Any unrealized gains and losses are included in principal trading gains.
Broker warrants are not traded on an exchange, as a result no market value is readily available. When there is sufficient and reliable observable market inputs, a valuation technique is used; if no such market inputs are available, the broker warrants are valued at intrinsic value.
Derivative financial instruments are recorded in securities owned or securities sold short on the consolidated balance sheets. They are marked-to-market with the resulting realized and unrealized gain or loss recognized in income. If the derivative financial instrument is an over-the-counter derivative, fair market value is based on an appropriate valuation pricing model.
Revenue recognition
Investment banking fees are recorded at the time the transaction is completed and the related income is reasonably determinable.
Agency commissions consist of revenue generated through traditional commission-based brokerage services and are recognized on a trade date basis.
Principal trading gains consist of income earned in connection with principal trading operations and are recognized on a trade date basis.
Interest income consists of amounts earned on balances due from clients, cash deposited in bank accounts and investments in money market instruments. Interest earned is recognized on an accrual basis.
Income taxes
Income taxes are accounted for using the liability method. Under this method, future income taxes are recognized for future income tax consequences attributable to differences between the consolidated financial statement carrying values and their respective income tax bases. Future tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply to taxable income in the period in which the temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. The amount of future tax assets recognized is limited to the amount that is more likely than not to be realized.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
Capital assets
Capital assets are recorded at cost less accumulated amortization. Amortization is provided using the following annual rates and methods:

Furniture and fixtures	20% declining balance

Computer equipment	30% declining balance

Leasehold improvements	Straight-line over the term of the lease

Artwork	Not depreciated
Future accounting changes
Capital Disclosures
The CICA issued a new accounting standard, Section 1535, Capital Disclosures, which requires the disclosure of both qualitative and quantitative information that enables users of financial statements to evaluate the entity’s objectives, policies and processes for managing capital. This new standard will be effective for Westwind effective January 1, 2008.
Financial Instruments
The CICA issued two new accounting standards, Section 3862, Financial Instruments — Disclosure and Section 3863, Financial Instruments — Presentation, which apply to interim and annual financial statements relating to fiscal years beginning on or after October 1, 2007. Westwind intends to adopt these new standards effective January 1, 2008.
3. CHANGES IN ACCOUNTING POLICIES
On January 1, 2007, the Company adopted the provisions of CICA Handbook Section 3855 “Financial Instruments — Recognition and Measurement", Handbook Section 3861 “Financial Instruments — Presentation and Disclosure”, CICA Handbook Section 3865, “Hedges” and CICA Handbook Section 1530 “Comprehensive Income". These standards were adopted prospectively as required by the transition provisions and accordingly, comparative amounts for prior periods have not been restated.
Financial Instruments — Recognition and Measurement
Section 3855 requires all financial assets and liabilities [including derivatives] be measured at fair value on initial recognition except for certain related party transactions. Measurement in subsequent periods depends on the classification of the financial instruments. All financial instruments must be classified as one of the following categories: held for trading, held to maturity, loans or receivables and available for sale.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
The financial assets and liabilities categorized by management as held for trading at inception are measured at fair value with unrealized gains and losses recognized in income. The Company’s financial instruments classified as held for trading include trading securities owned including broker warrants and obligations related to securities sold short. The Company has historically measured these instruments at fair value and any unrealized gains and losses have been included in income. The Company’s accounting treatment of these instruments remains unchanged as a result of adoption of the new accounting standards.
The Company has not historically applied hedge accounting, therefore the derivative financial instruments are not designated as effective hedging financial instruments and as such, are classified as held for trading and measured at fair value. The Company enters into forward contracts in order to economically manage foreign exchange risk on pending security settlements in foreign currencies. Historically, the forward contracts have been recorded at their estimated fair value with realized and unrealized gains and losses recorded in income during the period. The Company’s accounting treatment of these instruments remains unchanged as a result of adoption of the new accounting standards.
Available for sale financial assets are measured at fair value with unrealized gains and losses recognized in other comprehensive income until realized. The Company does not hold any securities that would be classified as available for sale.
Financial assets classified as loans and receivables and held to maturity are measured at amortized cost. The Company does not hold any securities that would be classified as held to maturity. The assets and liabilities classified as loans and receivables include due to and from carrying broker, investment banking fees and commissions receivable and accounts payable and accrued liabilities.
Hedges
This standard sets out the criteria of when hedge accounting is applied and how it is applied. It provides the option of designating qualifying transactions as hedges for accounting purposes. The qualifying hedging relationships include fair value hedges, cash flow hedges and hedges of foreign currency exposures of net investments in self-sustaining foreign operations. The changes in the fair value of the hedging derivatives will be recognized in income or other comprehensive income depending on the nature of the hedging relationships. Any gains and losses resulting from any ineffectiveness in hedging relationships are recognized in income immediately. The Company does not currently apply hedge accounting and as a result Section 3865 does not apply to the Company at this time.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
Comprehensive Income
This section establishes standards for the reporting and disclosure of other comprehensive income in a new category, Accumulated Other Comprehensive Income [“AOCI”], which will be added to the shareholders’ equity on the consolidated balance sheets. Comprehensive income includes all changes in equity during the period except those resulting from investments by shareholders and distributions to shareholders. The major components included in AOCI will be unrealized gains and losses on financial assets classified as available for sale and unrealized foreign exchange gains and losses arising on translation of the financial statements of self-sustaining foreign operations. The Company does not currently hold any financial assets classified as available for sale and the foreign operations are considered to be integrated foreign operations. Accordingly, Section 1530 does not apply to the Company at this time.
Transition
On January 1, 2007, the Company recognized all of its financial assets and liabilities in the consolidated balance sheet according to their classification under the new standards. As described above, there were no changes in the carrying values of the Company’s financial asset and financial liabilities as a result of implementing these new accounting standards.
4. SECURITIES OWNED AND SECURITIES SOLD SHORT
Securities owned and securities sold short consist of Canadian equities and warrants quoted in active markets of nil [2006 — $8,520,027], broker warrants of $4,869,406 [2006 — $3,368,000] and $15,015,000 [2006 — $10,160,550] relates to an underwriting commitment by WP Canada. The Canadian equities and warrants are pledged as collateral for amounts owing, if any, to National Bank, as the carrying broker.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
5. CAPITAL ASSETS
Capital assets consist of the following:

	2007
			Net
		Accumulated	book
	Cost	amortization	value
	$	$	$

Furniture and fixtures	1,322,280	613,220	709,060
Computer equipment	1,025,742	447,371	578,371
Leasehold improvements	1,570,239	968,834	601,405
Artwork	210,315	—	210,315

	4,128,576	2,029,425	2,099,151

	2006
			Net
		Accumulated	book
	Cost	amortization	value
	$	$	$

Furniture and fixtures	1,158,906	454,745	704,161
Computer equipment	617,204	282,555	334,649
Leasehold improvements	1,155,422	691,019	464,403
Artwork	101,129	—	101,129

	3,032,661	1,428,319	1,604,342

6. TAXES
The total tax provision for the year ended December 31, 2007 was $7,065,912 [2006 — $3,954,643], which represented an effective consolidated group tax rate of 36% [2006 — 38%]. Included in income taxes payable is $4,622,270 associated with the sale of the shares of the Bourse de Montreal Inc.
The future tax liability of $1,564,895 [2006 — $1,224,500] represents taxes on unrealized gains on securities owned. As these gains are realized, income taxes will become payable.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
7. SHARE CAPITAL
[a] Share capital consists of the following:

	2007		2006
	Shares		Shares
	#	$	#	$

Authorized
Unlimited common shares, 1 vote per share 750,000 Class A common shares, 10 votes per share convertible at holder’s option into common shares on a share-for-share basis. The Class A common shares rank equally with the common shares in all other respects Unlimited Class A preference shares, non-voting Unlimited Class B preference shares, non-voting, 10% cumulative dividend, redeemable at $10 per share

Issued
Common shares	9,825,678	16,515,588	8,882,156	12,441,582
Less related party loan [note 7[b]]	—	—	(1,283,629)	(2,656,504)

	9,825,678	16,515,588	7,598,527	9,785,078
Class A common shares	750,000	862,500	750,000	862,500

		17,378,088		10,647,578

During the year, 1,167,605 [2006 — 1,052,796] common shares were issued for a cash consideration of $4,738,951 [2006 — $2,829,392]. Also during the year, 224,083 [2006 — 95,532] common shares were purchased for retirement for $1,036,205 [2006 — $308,855], representing a premium on retirement of $371,260 [2006 — $199,825].
During 2006, the Company declared dividends on the Class B preference shares amounting to $10,039. Also during 2006, the Company purchased for retirement 32,481 Class B preference shares with a redemption value of $319,199 representing a discount of $5,611.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
[b]	Related party loan

In 2004, the Company lent $5,585,641 to 1619372 Ontario Inc. [“Acquisition Co.”], a company owned by four shareholders of the Company. The loan was arranged to allow Acquisition Co. to purchase 3,565,725 shares in the Company from former shareholders. Under the terms of the loan agreement, Acquisition Co. is obligated to pay 100% of the proceeds received on the resale of these shares to the Company to reduce the loan.

The related party loan has no fixed repayment term and no interest obligation. At December 31, 2007, the related party loan balance is $2,620,962 [2006 — $2,656,504]. Subsequent to year end, on January 1, 2008, the related party loan was repaid. As such, it is no longer necessary to reflect the related party loan as a reduction of share capital. The related party loan is reflected on the consolidated balance sheets as at December 31, 2007 as an asset.
8. RISK MANAGEMENT ACTIVITY
Credit risk
Credit risk on financial instruments is the risk of a financial loss occurring as a result of the default of a counterparty on its obligations to the Company. Credit risk is managed by dealing with counterparties the Company believes to be creditworthy and by regular monitoring of credit exposures and collateral. The Company’s significant credit concentration is with counterparties who are acceptable institutions, as defined by regulation.
Interest rate risk
Interest rate risk arises from the possibility that changes in interest rates will affect the value of the financial instruments. The Company does not hedge its exposure to interest rate risk as it is minimal.
Foreign currency risk
The Company enters into forward contracts in order to economically manage foreign exchange risk on pending security settlement in foreign currencies.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
9. COMMITMENTS
     The Company is committed to future minimum annual lease payments and estimated annual realty and operating costs on office premises and equipment under existing operating leases as follows:

$

2008	1,366,300
2009	685,837
2010	661,969
2011	661,969
2012 and thereafter	1,162,908

Shares of the Bourse de Montreal Inc.
Under the terms of the Share Purchase Agreement under which the Company acquired the shares of Westwind Partners Inc. [then called DLJ Canada Inc.], any gain on sale of the shares and dividend income, net of tax, of the Bourse de Montreal Inc. is to be paid to the previous shareholder group. During the year, the shares of the Bourse de Montreal Inc. were sold and the after-tax gain has been paid to the previous shareholder group.
10. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES
The Company prepares its consolidated financial statements in accordance with Canadian GAAP, which conform in all material respects with GAAP in the United States as applied to the consolidated financial statements of Westwind.
Future Accounting Changes
Statement of Financial Accounting Standards No. 157 — “Fair Value Measurements”
(SFAS No. 157).
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The primary focus of this statement is to increase consistency and comparability in fair value measurements, as well as providing better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect fair value measurements have on income for the year, if any. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The impact, if any, that the adoption of SFAS No. 157 will have on the consolidated balance sheets, operations and cash flows will need to be determined.

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
Statement of Financial Accounting Standards No. 159 — “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159).
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The impact, if any, that the adoption of SFAS No. 159 will have on the consolidated balance sheets, operations and cash flows will need to be determined.
Statement of Financial Accounting Standards No. 141R, “Business Combinations” (FAS 141R). In December 2007, the FASB issued FAS 141R, a replacement of Statement of Financial Accounting Standards No. 141, “Business Combinations”. FAS 141R provides revised guidance on how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. In addition, it provides revised guidance on the recognition and measurement of goodwill acquired in the business combination. FAS 141R also provides guidance specific to the recognition, classification, and measurement of assets and liabilities related to insurance and reinsurance contracts acquired in a business combination. FAS 141R applies to business combinations for acquisitions occurring on or after January 1, 2009. The Company does not expect the provisions of FAS 141R to have any effect on the consolidated balance sheets, operations and cash flows.
Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51” (FAS 160). In December 2007, the FASB issued FAS 160. FAS 160 amends Accounting Research Bulletin No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. In addition, it clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as a component of equity in the consolidated financial statements. FAS 160 is effective on a prospective basis beginning January 1, 2009, except for the presentation and disclosure requirements which are applied on a retrospective basis for all periods presented. The Company does not expect the provisions of FAS 160 to have any effect on the consolidated balance sheets, operations and cash flows.
11. SUBSEQUENT EVENTS
On January 2, 2008, the Company completed an arrangement agreement with Thomas Weisel Partners Group, Inc. for the sale of all of the outstanding shares of the Company. As consideration for the sale, the shareholders received in the aggregate U.S.$45,000,000 in cash and 7,009,112 Thomas Weisel Partners Group, Inc. common shares. Prior to the closing of the transaction, on January 1, 2008, the related party shareholder loan from 1619372 Ontario Inc. was repaid to the Company and the two companies were amalgamated with the effect that the shares of the

Westwind Capital Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2007 and 2006
Company held by 1619372 Ontario Inc. were cancelled and an equivalent number of shares were issued to the four shareholders of that company. The arrangement agreement also provided for a shareholder distribution of excess capital above that required for regulatory and operating purposes. As such, on January 1, 2008, the Company paid to the common and Class A common shareholders of record on January 1, 2008, a capital dividend of $8,650,000 and a shareholder distribution, by way of reduction in the stated capital in respect of the common and Class A common shares, of $6,173,150. This payment was made as a pre-closing distribution based on estimated amounts for December 31, 2007. In addition, the Company issued a promissory note to the common and Class A common shareholders of record on January 1, 2008 for the balance of any excess capital as at December 31, 2007. The promissory note amount will be determined based on the December 31, 2007 audited consolidated financial statements and is payable no later than the earlier of [i] five business days following the receipt by the Company of the audited consolidated financial statements of the Company for the financial year ended December 31, 2007 and [ii] June 30, 2008.
As a result of the sale, on January 18, 2008, the Company changed its name to Thomas Weisel Capital Corporation. On January 2, 2008, Westwind Partners Inc. changed its name to Thomas Weisel Partners Canada Inc. On the same date, Westwind Partners (USA) Inc. changed its name to Thomas Weisel Partners (USA) Inc. and Westwind Partners (UK) Limited changed its name to Thomas Weisel Partners (UK) Limited.
12. CONTINGENCY
During the year, the Company received a claim in the amount of $861,000 from a former shareholder alleging that he was entitled to participate in the arrangement agreement referred to in note 11. The Company has filed a statement of defense and counterclaim and intends to defend this claim vigorously. At this time, the ultimate loss, if any, cannot be determined.

PROSPECTUS               ,2008
Thomas Weisel Partners Group, Inc.
6,639,478 Shares
Common Stock

PART II
Information Not Required in Prospectus
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Amount
SEC registration fee	$1,561
Legal fees and expenses	$55,000
Accounting fees and expenses	$96,766
Printing expenses	$7,000
Miscellaneous	$0

Total	$160,327

     Each of the amounts set forth above, other than the SEC registration fee, is an estimate.

ITEM 15. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS
          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eleventh of the Registrant’s Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.
          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.
          The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Certificate of Incorporation or otherwise as a matter of law.
          The Registrant has also entered into separate indemnification agreements with each of its directors and executive officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

ITEM 16. INDEX TO EXHIBITS.

Exhibit
No.	Description
2.1	Arrangement Agreement, dated as of September 30, 2007, by and among Thomas Weisel Partners Group, Inc., TWP Acquisition Company (Canada), Inc., Westwind Capital Corporation and the shareholders’ representative (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 000-51730), filed October 1, 2007)

2.2*	Form of Plan of Arrangement (including Exchangeable Share Provisions).

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108), filed October 19, 2005)

4.2	Certificate of Designations (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 000-51730), filed January 3, 2008)

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108), filed October 19, 2005)

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 000-51730), filed March 29, 2006)

5.1*	Opinion of Sullivan & Cromwell LLP

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Sullivan & Cromwell LLP (contained in exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages hereto)

99.1*	Support Agreement, dated as of January 2, 2008, by and among Thomas Weisel Partners Group, Inc., TWP Holdings Company (Canada), ULC and TWP Acquisition Company (Canada), Inc.

99.2*	Voting and Exchange Trust Agreement, dated as of January 2, 2008, by and among Thomas Weisel Partners Group, Inc., TWP Acquisition Company (Canada), Inc. and CIBC Mellon Trust Company.

*	Filed herewith.

ITEM 17. UNDERTAKINGS
The undersigned Registrant hereby undertakes:
          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by

Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
          That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 28th day of May, 2008.

Thomas Weisel Partners Group, Inc.
By:	/s/ Thomas W. Weisel
	Name:	Thomas W. Weisel
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas W. Weisel, Lionel F. Conacher and Mark P. Fisher, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for the undersigned in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date
/s/ Thomas W. Weisel Thomas W. Weisel	Director, Chairman and Chief Executive Officer (principal executive officer)	May 28, 2008

/s/ Shaugn Stanley Shaugn Stanley	Chief Financial Officer (principal financial and accounting officer)	May 28, 2008

Signature	Title	Date
/s/ Thomas I.A. Allen Thomas I.A. Allen	Director	May 28, 2008

/s/ Matthew R. Barger Matthew R. Barger	Director	May 28, 2008

/s/ Michael W. Brown Michael W. Brown	Director	May 28, 2008

/s/ B. Kipling Hagopian B. Kipling Hagopian	Director	May 28, 2008

/s/ Alton F. Irby III Alton F. Irby III	Director	May 28, 2008

Timothy A. Koogle	Director

/s/ Michael G. McCaffery Michael G. McCaffery	Director	May 28, 2008

INDEX TO EXHIBITS

Exhibit
No.	Description
2.1	Arrangement Agreement, dated as of September 30, 2007, by and among Thomas Weisel Partners Group, Inc., TWP Acquisition Company (Canada), Inc., Westwind Capital Corporation and the shareholders’ representative (incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 000-51730), filed October 1, 2007)

2.2*	Form of Plan of Arrangement (including Exchangeable Share Provisions).

4.1	Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108), filed October 19, 2005)

4.2	Certificate of Designations (incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 000-51730), filed January 3, 2008)

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-129108), filed October 19, 2005)

4.4	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K (File No. 000-51730), filed March 29, 2006)

5.1*	Opinion of Sullivan & Cromwell LLP

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3*	Consent of Sullivan & Cromwell LLP (contained in exhibit 5.1)

24.1*	Power of Attorney (included in the signature pages hereto)

99.1*	Support Agreement, dated as of January 2, 2008, by and among Thomas Weisel Partners Group, Inc., TWP Holdings Company (Canada), ULC and TWP Acquisition Company (Canada), Inc.

99.2*	Voting and Exchange Trust Agreement, dated as of January 2, 2008, by and among Thomas Weisel Partners Group, Inc., TWP Acquisition Company (Canada), Inc. and CIBC Mellon Trust Company.

*	Filed herewith.